UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Cherry Hill Mortgage Investment Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4000 Route 66, Suite 310
Tinton Falls, New Jersey 07753
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Cherry Hill Mortgage Investment Corporation (the “Company”) will be held on June 12, 2025, at 8:00 a.m., Eastern Time. At the Annual Meeting, the Company’s stockholders will be asked to vote on the following matters:
1.
the election of the five director nominees named in the attached Proxy Statement, to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers for the year ended December 31, 2024;
3.	the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;
4.	approval, on a non-binding advisory basis, of the preferred frequency of future non-binding advisory votes on the compensation of our named executive officers; and
5.	such other business as may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.
We know of no other matters to come before the Annual Meeting. Only stockholders of record as of the close of business on April 7, 2025 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting.
The Annual Meeting will be held over the web in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. To access the Annual Meeting online, go to meetnow.global/MP4R55U.
Whether or not you plan to participate in the Annual Meeting, your vote is very important, and we encourage you to vote promptly. If you vote by proxy, but later decide to participate in the Annual Meeting online, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Michael Hutchby

Michael Hutchby, Secretary

Tinton Falls, New Jersey April 21, 2025

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 12, 2025
The notice of meeting, proxy statement and annual report are available at www.envisionreports.com/CHMI.

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4000 Route 66, Suite 310
Tinton Falls, New Jersey 07753
(877) 870-7005
PROXY STATEMENT
2025 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
Proxy Solicitation
The Board of Directors (the “Board”) of Cherry Hill Mortgage Investment Corporation, a Maryland corporation (the “Company,” “we,” “our,” “us” or “our company”), has made these materials available to you in connection with its solicitation of proxies for its Annual Meeting of Stockholders to be held on June 12, 2025, at 8:00 a.m., Eastern Time, and any adjournment or postponement thereof. The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) will be held over the web in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. To access the Annual Meeting online, go to meetnow.global/MP4R55U (the “Annual Meeting Website”). The approximate date on which this Proxy Statement, the proxy card and other accompanying materials are first being sent to stockholders is April 30, 2025.
In addition to solicitation through the Internet or by mail, certain of our directors and officers may solicit proxies by telephone, personal contact or other means of communication. They will not receive any additional compensation for these activities. In addition, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and furnishing of our proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.
No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement.
Cherry Hill Contact Information
The mailing address of our principal executive office is 4000 Route 66, Suite 310, Tinton Falls, New Jersey 07753, and our main telephone number is (877) 870-7005. We maintain an Internet website at www.chmireit.com. Information at or connected to our website is not and should not be considered part of this Proxy Statement.

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING AND VOTING
On what am I voting?
You are being asked to vote on the following proposals:
•
Proposal No. 1: Election to the Board of the five director nominees named in this Proxy Statement, to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified;

•	Proposal No. 2: Approval, on a non-binding advisory basis, of the compensation of our named executive officers for the year ended December 31, 2024 (the “Say-on-Pay Proposal”); and
•	Proposal No. 3: Approval, on a non-binding advisory basis, of the preferred frequency of future non-binding votes on the compensation of our named executive officers;
•	Proposal No. 4: Ratification of the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
Who can vote?
Holders of our common stock as of the close of business on the record date, April 7, 2025, are entitled to notice of, and to vote at, the Annual Meeting. Each share of our common stock has one vote.
Why are you holding a virtual Annual Meeting?
The Board believes that a virtual meeting format will provide the opportunity for full and equal participation by all stockholders, from any location around the world. A virtual meeting also substantially reduces the costs associated with hosting an in-person meeting. We have considered concerns raised by investor advisory groups and other shareholder rights advocates that virtual meetings may diminish shareholder voice or reduce accountability. Accordingly, we have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us during the Annual Meeting so they can ask questions of the Board or management. During the live Q&A session of the Annual Meeting, we may answer questions asked by virtual meeting attendees if such questions are relevant to the business of the Annual Meeting, as time permits.
How can I attend the Annual Meeting?
The Annual Meeting will be a virtual meeting of stockholders, which means that you may attend the Annual Meeting online at the Annual Meeting Website. There will be no physical location for stockholders to attend the Annual Meeting.
You are entitled to attend, vote and submit questions prior to and during the Annual Meeting if you were a stockholder of record as of the close of business on April 7, 2025, the record date, or if you hold a valid proxy for the Annual Meeting.
Guests may join the Annual Meeting in a listen-only mode.
The Annual Meeting will begin promptly at 8:00 a.m. Eastern Time on June 12, 2025. We encourage you to access the meeting prior to the start time to leave ample time to log into the meeting and test your computer audio system. You should ensure that you have a strong Internet connection to support your virtual attendance at the Annual Meeting.
Do I need to register to attend the Annual Meeting?
Stockholders of Record. If you are a stockholder of record—that is, you hold your shares through our transfer agent, Computershare Trust Company, N.A. (“Computershare”)—then you do not need to register to attend the Annual Meeting. To attend the meeting, visit the Annual Meeting Website to log-in on the day of the meeting and enter your control number located on your proxy card.

Beneficial Owners. If your shares are held in “street name” (i.e., you hold your shares through an intermediary, such as a bank or broker), then you must register in advance to attend the Annual Meeting.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to participate in the Annual Meeting. To register to attend the Annual Meeting, you must submit proof of your proxy power (such as a legal proxy) reflecting your Cherry Hill Mortgage Investment Corporation common stock holdings, along with your name and email address to Computershare. Requests for registration should be directed to Computershare by email to legalproxy@computershare.com (forwarding the email from your broker, or attaching an image of your legal proxy) or by mail to Computershare, Cherry Hill Mortgage Investment Corporation Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 11, 2025. You will receive confirmation of your registration by email (or by mail, if no email address is provided) after Computershare receives your registration materials.
To attend the meeting, visit the Annual Meeting Website to log in on the day of the meeting and enter the control number provided in the confirmation sent by Computershare.
What if I have trouble accessing the Annual Meeting?
If you have difficulties logging into the Annual Meeting, you can use the technical resources available on the Annual Meeting Website log-in page, which will be available beginning at 7:30 a.m. Eastern Time on June 12, 2025, or contact 1-888-724-2416 for further assistance.
How do I vote at the Annual Meeting?
Stockholders of record can vote during the Annual Meeting or by proxy. There are three ways for stockholders of record to vote by proxy:
•	By Telephone – You can vote by telephone toll-free by following the instructions on the accompanying proxy card (you will need the control number on the accompanying proxy card);
•	By Internet – You can vote by Internet by following the instructions on the accompanying proxy card (you will need the control number on the accompanying proxy card); or
•	By Mail – You can vote by mail by completing, signing, dating and mailing the accompanying proxy card in the postage-prepaid envelope provided.
The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are included on the accompanying proxy card.
If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your shares will be voted according to the choices that you specify.
If you submit a signed proxy without marking any choices, your proxy will be voted:
•	FOR the election of all director nominees named in this Proxy Statement;
•	FOR the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers for the year ended December 31, 2024; and
•	FOR the approval, on a non-binding advisory basis, of holding future non-binding advisory votes on the compensation of our named executive officers every one year; and
•	FOR the ratification of the appointment of EY as our registered independent public accounting firm for the fiscal year ending December 31, 2025.
We do not expect any other matters to be brought before the Annual Meeting. However, by giving your proxy, you appoint the persons named as proxies as your representatives at the Annual Meeting. If any matter requiring a stockholder vote is properly presented at the Annual Meeting and that matter is not described in our proxy materials, the proxy holders will vote your shares in accordance with their best judgment.

If you hold your shares through an intermediary, such as a bank or broker, you will receive voting instructions from the holder of record of your shares and you must register in advance to attend the Annual Meeting.
May I change or revoke my vote?
Yes. You may change your vote or revoke your proxy at any time prior to the Annual Meeting by:
•	notifying our Secretary in writing at 4000 Route 66, Suite 310, Tinton Falls, New Jersey 07753, that you are revoking your proxy;
•	executing or authorizing, dating and delivering to us a new proxy that is dated after the proxy you wish to revoke; or
•	attending the Annual Meeting and voting online during the Annual Meeting.
If you hold your shares through an intermediary, such as a bank or broker, you should contact the holder of record to change your vote.
Will my shares be voted if I do not provide my proxy?
It depends on whether you hold your shares in your own name or in street name. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote online during the Annual Meeting.
Brokerage firms generally have the authority to vote customers’ un-voted shares on certain “routine” matters. If your shares are held in street name by a brokerage firm, the brokerage firm can vote your shares for the ratification of the appointment of EY as our registered independent public accounting firm for the fiscal year ending December 31, 2025 (Proposal No. 4) if you do not timely provide your voting instructions, because this matter is considered “routine” under the applicable rules. The other items (Proposal Nos. 1, 2 and 3) are considered “non-routine,” and the brokerage firm cannot vote your shares without your specific voting instruction.
What constitutes a quorum?
As of the record date, a total of 32,658,449 shares of our common stock were issued and outstanding and entitled to vote at the Annual Meeting. In order to conduct the Annual Meeting, a majority of the shares entitled to vote must be in attendance online at the Annual Meeting or represented by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. If a quorum is not present, the Annual Meeting may be adjourned or postponed from time to time until a quorum is obtained, to a date not more than 120 days after the original record date without notice other than announcement during the Annual Meeting. A broker non-vote occurs when a nominee who holds shares in street name has not received voting instructions from the beneficial owner of the shares and either chooses not to vote those shares on a routine matter or is not permitted to vote those shares on a non-routine matter.
What vote is needed to approve the matters submitted?
Election of Directors (Proposal No. 1). Directors are elected by a plurality of the votes cast at the Annual Meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal.
Say-on-Pay (Proposal No. 2). The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the Say-on-Pay Proposal. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal.
Frequency of Future Say-on-Pay Proposals (Proposal No. 3). The affirmative vote of a majority of the votes cast at the Annual Meeting for the option of every three years, every two years or every year will be the frequency for future non-binding advisory votes on the compensation of our named executive officers. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes by stockholders at the Annual Meeting to be the option selected by our stockholders.

Ratification of Appointment of EY (Proposal No. 4). The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this proposal. For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote for this proposal. Because this matter is considered “routine” under applicable rules, we do not expect there to be any broker non-votes on this proposal.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
The Board has fixed the number of directors at five. The five persons named below (each, a “director nominee”) currently serve on the Board and have been recommended by the Nominating and Corporate Governance Committee and nominated by the Board to serve on the Board until our 2026 Annual Meeting of Stockholders and until their respective successors are elected and qualified.
The Board has no reason to believe that any of the director nominees will be unable, or will decline, to serve if elected. If any director nominee is unable to stand for election, the persons appointed to vote your proxy may vote at the Annual Meeting for another candidate proposed by the Board, or the Board may choose to reduce the size of the Board, provided that we continue to have a majority of independent directors following any such reduction. In addition, the Board has determined that all of the director nominees, other than Mr. Lown, are independent under applicable rules of the U. S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”).
Director Nominees
The following table sets forth the name, position with our Company and age at the Annual Meeting of each director nominee:

Name	Position	Age
Jeffrey B. Lown II	President and Chief Executive Officer	61
Robert C. Mercer, Jr.	Independent Director	77
Joseph Murin	Independent Director	75
Sharon L. Cook	Independent Director	65
Dale S. Hoffman	Independent Director	66

We believe that all of the director nominees are intelligent, experienced and proactive with respect to management and risk oversight, and that they exercise good judgment. The biographical descriptions below set forth certain information with respect to each director nominee, including the experience, qualifications, attributes or skills of each director nominee that led us to conclude that such person should serve as a director.
Jeffrey B. Lown II has served as our President and as a director since the completion of our initial public offering in October 2013 and as our Chief Executive Officer since March 2017. Mr. Lown also served as our Chief Investment Officer from October 2013 through March 2016, at which time Julian Evans was appointed as Chief Investment Officer. Mr. Lown has over 25 years of combined experience in the financial services industry and the residential mortgage markets. We hired Mr. Lown on November 14, 2024 following our completion of the Internalization (see “Corporate Governance—Internalization” below for more information). From April 2012 to November 14, 2024, Mr. Lown was employed by Freedom Mortgage Corporation (“Freedom Mortgage”), and his services were provided to us through Cherry Hill Mortgage Management, LLC (“CHMM”), our former external manager, pursuant to the management agreement between us and CHMM. While at Freedom Mortgage, Mr. Lown served as Freedom Mortgage’s Executive Vice President in charge of strategic funding projects and capital markets until July 2016, at which time he began to focus his full-time efforts on us and the management of our business. Prior to joining Freedom Mortgage, Mr. Lown served as a Portfolio Manager at Avenue Capital Group from April 2011 to January 2012. Prior to co-founding and serving as a principal of Green Lake Investment Partners, LLC in the fall of 2010, Mr. Lown spent 11 months at New Oak Capital LLC as head of the residential mortgage loan business and as a member of the bank advisory group. Prior to joining New Oak Capital, Mr. Lown was a fellow at the Office of Thrift Supervision (the “OTS”), from March 2008 through September 2009. At the OTS, he served as an advisor to the Senior Deputy Director’s office and focused on residential mortgage loan origination and residential asset valuation and RMBS. Noteworthy assignments included participating in the creation of the Obama administration’s “Making Home Affordable” modification program, the review of TARP Capital Purchase Program applications for OTS thrifts and working with the Acting Deputy Director of Examinations, Supervision, and Consumer Protection and regional staff on troubled institutions.

Before OTS, from April 2002 to March 2008, Mr. Lown worked at UBS Securities LLC in mortgage trading. While at UBS Securities, Mr. Lown managed an internal mortgage origination platform specializing in Alt-A mortgage loans, overseeing all units within the organization, including sales, capital markets and operations. Mr. Lown began his career at Salomon Brothers (now Citigroup) in 1991, where he spent 11 years working for the mortgage trading desk. The last six years at Citigroup were in the Mortgage Finance Group where Mr. Lown held several positions both in investment banking and mortgage finance roles. While serving in these positions, he developed strong credit, contract finance and securitization skills.
As a consequence of Mr. Lown’s more than 25 years of experience in the residential mortgage markets, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, believes that he is well qualified to provide valuable advice in many important areas and that he should serve as a director.
Robert C. Mercer, Jr. has served as a director, chairperson of the Audit Committee and member of the Nominating and Corporate Governance Committee since March 2017. Mr. Mercer also served as a member of the Compensation Committee until March 2025. Mr. Mercer has over 40 years of management and executive experience in generating and servicing consumer loans and mortgages. From July 2009 to March 2017, Mr. Mercer served as a Senior Examiner/Subject Matter Expert —Credit Risk, Operations and Counterparty Management at the Federal Housing Finance Agency (“FHFA”) in Washington, D.C. At FHFA, Mr. Mercer monitored Freddie Mac’s seller/servicer and mortgage insurance counterparty risk analysis focusing on concentration of risk, regulatory risk and servicing transfer approvals. He also monitored Freddie Mac’s credit loss forecasting and loan loss reserve adequacy for its single family and multifamily loan portfolios.
Prior to his work at FHFA, Mr. Mercer’s experience included managing problem portfolio workouts, managing due diligence processes involving mergers and acquisitions, purchasing mortgage portfolios and developing or enhancing profit and risk models to improve portfolio predictability and profitability. In addition to his operational experience, he also has an extensive credit risk background, having been Chief Credit Officer of Citicorp National Services. Mr. Mercer has been involved in all aspects of credit risk management, including the development of proprietary score cards.
As President of American Equity Mortgage, Inc. in St. Louis, Missouri, Mr. Mercer was responsible for expanding the retail branch network and improving operational efficiencies. Mr. Mercer has held senior executive and management positions in consumer lending at a series of financial institutions that ultimately became part of National City Bank, including Equibank, Integra Bank and Altegra Credit Company. Prior to that, Mr. Mercer held positions at Citicorp and Valley National Bank in Phoenix, Arizona after beginning his career spending thirteen-years at Ford Motor Credit Company.
Mr. Mercer brings to the Board over 40 years of experience in the consumer lending and mortgage industry sectors. Due to the depth and extent of his financial and credit risk management experience, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, believes that he should serve as a director.
Joseph Murin has served as a director, chairperson of the Nominating and Corporate Governance Committee and member of the Audit Committee and Compensation Committee since the completion of our initial public offering in October 2013. Mr. Murin also serves as our lead independent director. Since September 2009, Mr. Murin has served as the Chairman of The Collingwood Group LLC, a Washington, D.C.-based strategic investment and advisory firm serving the financial services industry that he cofounded in 2009. Since September 2012, Mr. Murin has served as President of New Day Financial LLC, a mortgage lender that provides homeowners with FHA, VA and reverse mortgage loans, and as Chairman of the Board of Directors of Chrysalis Holdings, LLC, a private investment firm focused on building and growing successful businesses that provide home financing, data analytics and technology solutions in the mortgage banking and financial services industries. From October 2001 to October 2007, Mr. Murin served, and since December 2009, he has served, as a director of the Point Park University. From July 2011 to August 2012, Mr. Murin served as the Chief Executive Officer of National Real Estate Information Services, a portfolio company owned by funds managed by affiliates of Fortress Investment Group, LLC.

President George W. Bush nominated Mr. Murin in October 2007 to serve as President of Ginnie Mae, a position which he held from July 2008 to August 2009. He also served as a consultant to the White House until he was confirmed by the U.S. Senate from January 2008 until May 2008. Prior to his nomination to serve as President of Ginnie Mae, Mr. Murin was with HUD for two years, to which he brought more than 40 years of diverse experience in the financial services, mortgage and banking industries. This experience includes having served as the Chief Executive Officer of a number of financial organizations such as Century Mortgage Co. from September 1986 to January 1989, Lender’s Service Inc. from May 1991 to December 2001, and Mortgage Settlement Network Innovations from September 2004 to August 2007. Mr. Murin served as a director for iGATE Corporation (NASDAQ: IGTE) from August 2009 to April 2013. Mr. Murin holds a bachelor’s degree in business from National Louis University.
As a consequence of Mr. Murin’s more than 40 years of experience in the financial services, mortgage and banking industries, including his service as President of Ginnie Mae, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, believes that he is well qualified to provide valuable advice to the Board in many important areas and that he should serve as a director.
Sharon L Cook has served as a director, chairperson of the Compensation Committee and member of the Audit Committee since March 2023. Ms. Cook also served as a member of the Nominating and Corporate Governance Committee until March, 2025. Since March 2022, Ms. Cook has served as the president of OLE Three Consulting, Inc., a management organization advisory firm that she founded. Ms. Cook has also served as a certified private arbitrator for the Financial Industry Regulatory Authority since June 2019. From February 2020 to January 2021, Ms. Cook served as a part-time administrative assistant at the Gulf Coast Community Foundation and during the period from September 2017 through February 2020, Ms. Cook was not employed and was dedicating her time to various personal matters. Ms. Cook has more than 30 years of broad experience in fixed income capital markets and financial services regulation, and her background includes serving as a business consultant for the regulated trading platform FTX US Derivatives from February 2022 to June 2022, serving as a managing director at securities firm Incapital LLC between January 2017 and September 2017, serving as a managing director at investment banking firm D.A. Davidson & Co. from December 2012 to May 2016, serving as a managing director at Sterne, Agee & Leach Inc. from September 2009 to November 2012 and serving as a senior economic and policy advisor to the deputy director of the U.S. Department of Treasury’s Office of Thrift Supervision from May 2007 to September 2009 where she participated in the resolution of failing banks and the development of the Troubled Assets Relief Program (TARP) and the Home Affordable Modification Program (HAMP).
Earlier in her career, Ms. Cook spent 12 years as a managing director at investment management firm Legg Mason Wood Walker Inc. and was the deputy assistant director at the Federal Deposit Insurance Corporation (FDIC) for five years. Ms. Cook is a member of the board of directors of the Prevent Cancer Foundation, where she serves on the Finance Committee, and she is a member of the National Association of Corporate Directors. Ms. Cook is a graduate of The George Washington University.
Based on Ms. Cook’s over 30 years of experience in fixed income capital markets and financial services regulation, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, believes that she should serve as a director.
Dale S. Hoffman has served as a director and member of the Compensation and Nominating and Corporate Governance Committees since March 2025. Mr. Hoffman has been the President of S&D Sarasota since April 2019, a consultancy with broker/dealer clients regarding compliance and regulatory issues through a third party. From October 2015 to January 2018, Mr. Hoffman was the Managing Director and Head of Taxable Fixed Income Trading at Piper Jaffray. In this role, he successfully drove revenue growth and played a key role in strategic acquisitions.
Mr. Hoffman worked at BMO Capital Markets, U.S. from May 2010 to October 2015, where he served as the Managing Director and Co-Head of Fixed Income Trading and Commodities from 2013 to 2015. In this capacity, Mr. Hoffman co-managed a team of 21 traders and drove revenue of $2.5 million in taxable fixed income trading. From 1994 to 2006, Mr. Hoffman was the Senior Vice President and Head of Taxable Fixed Income Trading and Sales at Legg Mason Wood Walker Inc. where he supervised a team of 25 traders. In this capacity, he significantly contributed to the firm’s success in the fixed income market.
Mr. Hoffman holds an M.B.A. in Finance from St. John’s University and a B.S. in Finance from Binghamton University.

Mr. Hoffman brings to the board over 30 years of experience in the financial services industry, with a particular focus on the fixed income market. Due to the extent of his financial management experience, specifically in the fixed income market, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, believes that he should serve as a director.
The Board recommends that you vote “FOR” the election of each director nominee named above.

CORPORATE GOVERNANCE
The Board believes that the combination of its current composition, leadership structure and the intelligent, experienced and diverse perspectives of the directors provides the proper independent and expert oversight of our company’s business, strategy and management. Some of the governance and leadership highlights include the following:
•	annual election of each director for a one-year term;
•	each stockholder is entitled to one vote per share;
•	a strong independent leadership structure with a lead independent director;
•	diversified board composition with more than 100 years of collective experience in mortgage finance;
•	no over-boarded directors;
•	board committees consist solely of independent directors;
•	80% of the board is independent; and
•	regular, annual performance evaluations of the directors.
Internalization
Prior to November 14, 2024, we were externally managed and advised by CHMM, which was responsible for our investment strategies and decisions and our day-to-day operations, subject to the supervision and oversight of our Board. Effective as of November 14, 2024, we completed an “Internalization Event” within the meaning of the management agreement with CHMM by, among other things, directly hiring the senior management team and other personnel who had historically been employed by Freedom Mortgage and provided services to us through CHMM. Upon consummation of the Internalization Event, we ceased being externally managed (the “Internalization”). As a result of the Internalization, we began operating as a fully integrated, internally managed company.
The Board of Directors
Our Board oversees our internal management team. The Board is informed about our business at meetings of the Board and its committees and through supplemental reports and communications.
There were four regular meetings of the Board in 2024 and one special meeting. Each of the directors serving at the time attended all of the meetings of the Board. Each independent director also attended all committee meetings for the committees on which the director served in 2024. Although our company does not have a policy regarding board members’ attendance at the Annual Meeting, all of our directors participated in the 2024 annual meeting of stockholders. In accordance with NYSE requirements and our Corporate Governance Guidelines, the independent directors of the Board regularly meet in executive session without management present. Generally, these executive sessions follow a meeting of the Board or of the Audit Committee. The lead independent director presides over such executive sessions. In 2024, the independent directors of the Board met in executive session nine times without management present.
The Board has established three standing committees that are comprised solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of our committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.
Lead Independent Director
Mr. Murin, the chairperson of the Nominating and Corporate Governance Committee, serves as the lead independent director. The lead independent director generally is the point of contact for persons desiring to communicate directly with the independent directors. All interested parties may do so by using the IR Contact tab under the Investor Relations section on our website, which is www.chmireit.com, and leaving a message.

Director Independence
The Board has determined, after taking into account all facts and circumstances, that there are no material transactions, relationships or arrangements between us and Mr. Mercer, Mr. Murin, Ms. Cook or Mr. Hoffman requiring disclosure under applicable SEC rules and regulations or otherwise and that each of them is independent in accordance with applicable NYSE rules.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which provide the framework for our governance and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders.
Code of Business Conduct and Ethics
The Board has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees when such individuals are acting for or on our behalf. Any waiver of the Code of Business Conduct and Ethics may be made only by the Nominating and Corporate Governance Committee and will be promptly disclosed to stockholders in accordance with applicable SEC and NYSE rules.
Anti-Hedging Policy
The Board has adopted a policy prohibiting all of our directors, officers, employees, if any, and certain “related persons” (as defined in the policy) of such persons from engaging in hedging or monetization transactions and other speculative transactions involving our securities, including our common stock. Under the policy, a covered person may not, directly or indirectly, engage in any kind of hedging or monetization transaction against future declines in the market value of our securities that could reduce or limit such person’s economic risk with respect to holdings or ownership of or interest in our securities. Pursuant to the policy, a “short sale,” or sale of securities that the seller does not own at the time of sale or, if owned, that will not be delivered within 20 days of the sale, is an example of a prohibited hedging transaction. Prohibited transactions under the policy also include the purchase by a covered person of financial instruments, including, without limitation, prepaid variable forward contracts, equity swaps, collars, puts, calls, exchange funds, or other derivative securities that are designed to hedge or offset a decrease in market value of our securities. The policy does not restrict holding, exercising or settling awards such as options, restricted stock, restricted stock units, deferred stock units, LTIP Units, or other derivative securities granted under our equity incentive plans. Persons who violate our anti-hedging policy may be subject to disciplinary action. Such disciplinary action may include, but is not limited to, termination of employment and/or restrictions on future participation in our equity incentive plans.
Insider Trading
We believe that our insider trading policy and related procedures, which apply to our directors, executive officers and employees and their respective immediate family members (as defined in the policy), agents and advisors (collectively, “Covered Persons”), are reasonably designed to promote compliance with insider trading rules and regulations and NYSE listing standards. Our insider trading policy, among other things, (i) prohibits Covered Persons from trading in our securities and the securities of certain other companies while in possession of Material Non-Public Information (as defined in the policy), (ii) prohibits Covered Persons from disclosing Material Non-Public information to others who may trade on the basis of that information, (iii) prohibits Covered Persons from engaging in short-term speculative trading, and (iv) requires that Covered Persons only transact in our securities during an open window period and with prior clearance from the Chief Financial Officer or his or her designee, subject to limited exceptions.

Bribery and Kickbacks
Bribery is illegal and subject to criminal penalties in the U.S. and many other foreign countries. Bribery is forbidden under the U.S. Foreign Corrupt Practices Act and other laws, rules and regulations. Bribery, kickbacks or other improper payments of any kind have no place in our company’s business and are strictly prohibited. In accordance with our Code of Business Conduct and Ethics, our directors, officers and employees, if any, may not give bribes, kickbacks or offer anything of value to any person, organization or government official in order to obtain a particular result for us. All decisions made on our behalf, whether with respect to investing in assets or purchasing goods or services, must be made on the basis of appropriate investment or business criteria and must be legal and reasonable in relation to customary commercial practice. Similarly, our directors, officers and employees, if any, are prohibited from accepting or receiving a bribe, kickback or anything of value from any party in exchange for or consideration of the award of any of our business. Gifts and entertainment could constitute an illegal bribe or kickback under certain circumstances. Persons subject to our Code of Conduct and Business Ethics are instructed that they should never receive a payment or anything of value in exchange for a decision involving our business. We recognize exceptions for token gifts, which are not excessive in value or are consistent with customary business practices, and customary and appropriate business entertainment when a clear business purpose is involved. We are committed to the principles expressed in our Code of Business Conduct and will provide annual training to all of our personnel to address bribery, kickbacks and corruption.
Political Activity
In accordance with our Code of Business Conduct and Ethics, we do not make contributions or payments that could be considered a contribution to political parties or candidates or to intermediary organizations such as political action committees. However, persons subject to our Code of Business Conduct and Ethics, including our directors and officers, are free to exercise their right to make personal political contributions within legal limits, except to the extent these contributions are otherwise prohibited or restricted by our Code of Business Conduct and Ethics or by other policies. Persons subject to our Code of Business and Ethics are instructed not make any contribution in a way that might appear to be an endorsement or contribution by us and such persons are expected to be certain that they understand, and are in compliance with, all applicable laws, rules and regulations before making any political contribution. We do not reimburse our directors, officers or employees, if any, for political contributions in any way.
Whistleblower Protections
The Board has established a Compliance Reporting Policy to provide a safe and reliable means for employees and others to report concerns they may have about conduct at the Company. This policy is binding on all employees, officers, directors, or independent contractors of the Company or a subsidiary. This policy provides a mechanism for the Company to be made aware of any alleged wrongdoings and address them as soon as possible.
Availability of Corporate Governance and ESG Materials
Stockholders may view our corporate governance and environmental, social and governance (“ESG”) materials, including the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our 2024 ESG Report (as defined below) and our Human Rights Policy, on our website at www.chmireit.com under the section “Investors— Corporate Governance—Highlights,” and these documents are available in print to any stockholder upon request by writing to 4000 Route 66, Suite 310 Tinton Falls, New Jersey 07753, Attention: Secretary. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.
Committees of the Board
The Board has established three standing committees:
•	the Audit Committee;
•	the Compensation Committee; and
•	the Nominating and Corporate Governance Committee.
The members of these standing committees are appointed by and serve at the discretion of the Board.

Audit Committee
The current members of the Audit Committee are Mr. Mercer (chairperson), Mr. Murin and Ms. Cook. Each of these members has been determined to be “independent” within the meaning of the applicable standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, each of these members meets the financial literacy requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has determined that each of Mr. Mercer and Mr. Murin is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. No member of the Audit Committee serves on the audit committee of more than three public companies.
The Audit Committee held eight meetings in 2024. The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibility relating to: (i) the integrity of our financial statements and financial reporting process, our systems of internal accounting and financial controls and other financial information we provide; (ii) the performance of the internal audit services function; (iii) the annual independent audit of our financial statements and internal control over financial reporting, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) our compliance with legal and regulatory requirements, including our disclosure controls and procedures; and (v) the evaluation of risk assessment and risk management policies.
Compensation Committee
The current members of the Compensation Committee are Ms. Cook (chairperson), Mr. Murin and Mr. Hoffman. Mr. Mercer served on the Compensation Committee until Mr. Hoffman’s appointment to the Board in March 2025. The Board has determined that each member of the Compensation Committee is “independent” within the meaning of the applicable standards of the NYSE for members of a compensation committee. Each member of the Compensation Committee qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.
The Compensation Committee held five meetings in 2024. The primary purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to the approval, administration and evaluation of the Company’ directors and executive officers, the compensation of our CEO and non-CEO executive officers and non-employee directors, and administration of our compensation plans, policies and programs, including but not limited to our 2023 Equity Incentive Plan (our “2023 Plan”). The Compensation Committee has overall responsibility for evaluating and recommending changes to our compensation plans, policies and programs and approving and recommending to the Board for its approval awards under, and amendments to, our 2023 Plan. The Compensation Committee may form and delegate authority to subcommittees comprised solely of independent directors or its chair when appropriate.
Nominating and Corporate Governance Committee
The members of the Nominating and Corporate Governance Committee are Mr. Murin (chairperson), Mr. Mercer and Mr. Hoffman. Ms. Cook served on the Nominating and Corporate Governance Committee until Mr. Hoffman’s appointment to the Board in March 2025. By virtue of his position of chairperson of the Nominating and Corporate Governance Committee, Mr. Murin also serves as the lead independent director. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” within the meaning of the applicable standards of the NYSE.
The Nominating and Corporate Governance Committee held four meetings in 2024. The primary purpose of the Nominating and Corporate Governance Committee is to assist the Board by: (i) identifying individuals qualified to become members of the Board, consistent with any guidelines and criteria approved by the Board; (ii) considering and recommending director nominees for the Board to select in connection with each annual meeting of stockholders; (iii) considering and recommending nominees for election to fill any vacancies on the Board and to address related matters; (iv) developing and recommending to the Board corporate governance guidelines applicable to us; (v) overseeing an annual evaluation of the Board’s and management’s performance; (vi) providing counsel to the Board with respect to the organization, function and composition of the Board and its committees; and (vii) overseeing corporate actions and disclosure, as is determined to be necessary and advisable, relating to material environmental, social and governance matters that may impact long-term performance and risk management strategies in anticipation of changing investor demands and regulatory requirements.

Special Committee
In 2024, the Board formed a special committee (the “Special Committee”) to explore strategic alternatives aimed at maximizing stockholder value. Comprised solely of independent and disinterested directors, the Special Committee considered a wide range of options, including potential business combinations, asset sales, and internalizing the Company’s management. The Special Committee recommended to the Board that it was in the best interests of the Company and its stockholders to internalize management. The Special Committee was comprised of Mr. Murin, Mr. Mercer and Ms. Cook, with Mr. Murin, the Company’s lead independent director, serving as the committee’s chairman. In 2024, the Special Committee held 44 formal meetings and conducted additional informal discussions throughout the process.
Board Leadership Structure
The Board has not established a fixed policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. As of the date of this Proxy Statement, the Board has not named a director to act as Chairman of the Board.
Risk Management Oversight
Risk management begins with the Board, through review and oversight of the Company’s risk management framework, and continues with executive management, through ongoing formulation of risk management practices and related execution. Management has implemented various risk management procedures regarding portfolio management, counterparty exposure and financial position that involve close consultation with individuals responsible for those areas. The Board exercises its oversight of risk primarily through the Audit Committee with support from the other committees of the Board. The Board uses its standing committees to monitor and address areas of risk within the scope of each committee’s expertise and as required by the charter of each committee.
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The Audit Committee assists the Board in overseeing our enterprise risk management program, which includes, among other items, non-investment related risks such as strategic risk, operational risk, reputational risk, cybersecurity and artificial intelligence risks and climate-related risks affecting our company. In conducting this oversight, the Audit Committee reviews and discusses with management, EY (our independent registered public accounting firm) and RSM US LLP (“RSM”) (our internal auditing firm) our policies and practices with respect to risk assessment and risk management for all non-investment risks identified by us. The Audit Committee also specifically reviews and discusses with management, EY and RSM the risks related to financial reporting and controls, including, among other things, the risks from cybersecurity risks, on at least a quarterly basis.

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The Compensation Committee assists the Board in overseeing risk related to the Company’s compensation policies and practices, primarily by reviewing and discussing with management the extent to which our compensation policies and practices create incentives for excessive risk taking by management.

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The Nominating and Corporate Governance Committee assists the Board in overseeing corporate governance and sustainability-related risks and reviews and discusses with management the extent to which our ESG policies and practices create or mitigate risks for our company.

We believe that our leadership structure promotes effective Board oversight of risk management as the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are each comprised solely of independent directors. Each of the committees actively monitors our policies and practices with respect to risk assessment and risk management, and the independent directors are provided with the information necessary to evaluate significant risks and strategies for addressing these risks. In this regard, Mr. Lown, due to his service as a director of our company and as our President and Chief Executive Officer, plays a particularly important role by communicating with our independent directors and keeping them updated on the important aspects of our operations. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through committee reports about such risks as well as through regular reports directly from our executive officers responsible for management of particular risks to the Company.

Criteria and Procedures for Selection of Director Nominees
Although the Board retains ultimate responsibility for nominating individuals for election as directors, the Nominating and Corporate Governance Committee conducts the initial screening and evaluation process. As provided in our Corporate Governance Guidelines, director nominees, including those directors eligible to stand for re-election, are selected based on, among other things, the following factors:
•	requirements of applicable laws and NYSE listing standards, including independence;
•	the absence of material relationships with us;
•	strength of character;
•	diversity;
•	age;
•	skills; and
•	experience.
In conducting the screening and evaluation of potential director nominees, the Nominating and Corporate Governance Committee considers candidates recommended by directors and our management, as well as recommendations from our stockholders. Subject to the discretion of the Nominating and Corporate Governance Committee, we anticipate that any director candidates submitted to us by our stockholders will be evaluated by the Nominating and Corporate Governance Committee on the same basis as any other director candidate.
The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.
We do not have a formal policy about diversity of Board membership, but the Nominating and Corporate Governance Committee will consider a broad range of factors when nominating individuals for election as directors, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin. The Nominating and Corporate Governance Committee neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits.
The Nominating and Corporate Governance Committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder. See “Other Information—Stockholder Proposals and Director Nominations for the 2025 Annual Meeting of Stockholders”.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee consists of Ms. Cook (chairperson), Mr. Hoffman and Mr. Murin. None of the members of the Compensation Committee are or have been an employee or officer of our company, and none of such members has any relationship requiring disclosure by our company under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on the Board or Compensation Committee.
Communication with the Board
Stockholders and other interested parties who wish to communicate with our lead independent director, the Board or any of its committees may do so by writing to the Secretary of Cherry Hill Mortgage Investment Corporation, 4000 Route 66, Suite 310 Tinton Falls, New Jersey 07753. The independent directors have directed our Secretary to act as their agent in processing any written communications received. All communications that relate to matters within the scope of the responsibilities of the Board and its standing committees will be forwarded to the lead independent director. Communications that relate to matters that are within the scope of the responsibilities of one of the Board’s standing committees also will be forwarded to the chairperson of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the responsibilities of the Board will be sent to the appropriate member of management.

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY
The Board and management value the opportunity to engage with our stockholders so as to better understand and focus on the priorities that matter most to them, and to foster consistent and constructive dialogue. The feedback and insight from these meetings, in addition to emerging best practices, policies at other companies and other market standards, will be considered and evaluated by management, the Board and its committees. We are committed to being a responsible corporate citizen and believe that engaging with stockholders will assist us both in this mission and in enhancing the evolution of our disclosures, improve our corporate governance profile and our compensation policies and practices and implement policies, procedures and initiatives that matter most to our stockholders. In 2023, we engaged an independent, outside sustainability advisor to assist with these initiatives. Our management meets regularly with our sustainability advisor to evaluate best public company corporate governance practices and policies and sustainability initiatives. Based on the advice of our sustainability advisor, management recommends to the Nominating and Corporate Governance Committee the implementation of policies, practices and initiatives focused on corporate social responsibility and sustainability that we believe matter most to our stockholders.
Corporate Responsibility
Our corporate responsibility initiatives are overseen by our Nominating and Corporate Governance Committee. In November 2024, we published our second Environmental, Social and Governance Report (the “2024 ESG Report”). The 2024 ESG Report is available on our website at www.chmireit.com under the section “Investors—Corporate Governance—Highlights”. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.
The 2024 ESG Report outlines our progress towards our ESG goals and commitments across three key ESG areas:
•	environmental responsibility and sustainability;
•	social responsibility; and
•	corporate governance.
Our environmental strategy is based on simplicity and transparency. Specifically, we endeavor to minimize our environmental impact by reducing waste that is generated by our Company and sent to landfills, purchasing, to the extent practicable, environmentally responsible products, and reducing internal paper usage. We believe that the Company’s corporate footprint and business operations have a relatively modest impact on the environment. Nevertheless, we believe in promoting a sustainable environment by using resources as efficiently and responsibly as practicable. Our commitment to these principles is reflected in our daily activities in a variety of ways:
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to reduce waste and promote a cleaner environment, we recycle paper, glass, plastic and aluminum cans, electronic equipment, batteries and ink cartridges, and we emphasize electronic communications, record storage e-statements and invoices to reduce our office paper usage;

•	to reduce our carbon footprint, we utilize video conferencing as an alternative to business travel; and
•	to reduce energy usage, we use Energy Star® certified products, printers and televisions.
Although we are unable to predict the rate at which climate change will progress, we recognize that the physical effects of climate change could have a material adverse effect on our operations. To the extent that climate change impacts changes in weather patterns, assets in which we hold a direct or indirect interest could experience severe weather, including hurricanes, severe winter storms, wildfires and flooding due to increases in storm intensity and rising sea levels, among other effects that could impact house prices and housing-related costs and/or disrupt borrowers’ ability to pay their mortgage. Moreover, long term climate change could trigger extreme weather conditions that result in macroeconomic and demographic shifts. Over time, these conditions could result in repricing of the assets that we hold. There can be no assurance that climate change and severe weather will not have a material adverse effect on our financial performance.

Focus On Our Personnel
On November 14, 2024, we completed the Internalization and we began operating as a fully integrated, internally managed company. We currently have 13 full-time employees.
We maintained management continuity and team expertise by directly hiring the senior management team and other personnel who had historically been employed by Freedom Mortgage and who provided services to us through CHMM. We believe our senior management team is the key to our success. Our senior management team helps oversee matters related to human capital management and corporate responsibility, such as the hiring, development, retention and satisfaction of our employees and policies and practices for diversity, equity and inclusion.
We are committed to promoting the development and engagement of our workforce. Through our “we’re all in” ethos, we are committed to building an inclusive, encouraging and respectful workplace that allows us to seamlessly meet our fiduciary commitments to our stockholders and successfully grow our company. We are committed to our team members’ growth and development, and instill a sense of ownership in our company by providing long-term equity incentives to all our employees. In addition, medical and wellness benefits are made available to all of our team members.
Equal Opportunity Employer; Anti-Discrimination and Anti-Harassment Policy
As reflected in our Code of Business Conduct and Ethics and our 2024 ESG Report, diversity and inclusion is integrated in everything we do. Currently, our team is comprised of 13 individuals, with women representing one-third of the overall team and key members of our team also being racially and ethnically diverse. We believe the diversity of the Company’s personnel is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.
We are committed to providing equal employment opportunities to all persons without regard to race, color, religion, creed, gender, sex, sexual orientation, national origin or ancestry, alienage or citizenship status, age, disability, marital or partnership status, military status, predisposing genetic characteristics, status as a victim of domestic violence, sex offense or stalking or any other class or status protected by law in accordance with applicable federal, state and local laws. All persons must be treated with dignity and respect.
We believe our management team’s intentional dedication to engage, train and motivate the personnel provided to us and to promote a diverse and inclusive culture has allowed us to retain the talent necessary to operate our company.
Human Rights Policy
As a responsible corporate citizen, we seek to promote and protect human rights in our business. As reflected in our Human Rights Policy, which is available on our website at www.chmireit.com under the section “Investors— Corporate Governance—Highlights” (information on or connected to our website is not and should not be considered a part of this Proxy Statement), we strive to conduct our operations in accordance with the United Nations Guiding Principles on Business and Human Rights. We recognize the importance of respecting, protecting and promoting human rights and fundamental freedoms such as those covered by the United Nations Universal Declaration on Human Rights.
Management is responsible for the ongoing maintenance and day-to-day oversight of our Human Rights Policy to ensure compliance. The Board will review our compliance with the Human Rights Policy at least annually.
We recognize that our stakeholders value information about our efforts in this area. We are committed to ongoing engagement on issues relating to human rights. We welcome input from our stakeholders on our ongoing commitment to human rights.
We will require our personnel to complete Code of Business Conduct and Ethics and Workplace Harassment training upon hire, and annually thereafter, and to certify upon completing each training session that they have read, and that they understand our policies, including our Human Rights Policy.

Our Business Conduct and Ethical Investment Practices
We adhere to a stringent Code of Business Conduct and Ethics which covers, among other topics, compliance with applicable laws, the avoidance of conflicts of interest, and a strict prohibition against insider trading, discrimination and harassment.
Our acquisition, investment and management portfolios are focused on mortgage servicing rights (MSRs), agency residential mortgage back securities (RMBS) and other residential mortgage assets that target the full spectrum of single-family residential homeowners from new to mature homeowners. Our business conduct promotes home ownership in the United States, a key driver of individual wealth creation, and supports the development of strong communities. The loans underlying our MSR portfolio are owned and/or securitized by Fannie Mae or Freddie Mac, and must conform to the lending standards of the government-sponsored enterprises. These standards include prohibitions against predatory lending practices, high-cost loans, prepayment penalties, as well as anti-discrimination and consumer protection compliance. We have limited information about the borrowers, such as their credit quality and location, and do not receive information about borrowers’ gender, race and/or ethnicity.
We conduct counterparty due diligence with a third-party that includes reviews of government audit reports and compliance with policies and procedures that address the following:
•	Equal Credit Opportunity Act/Regulation B;
•	Fair Credit Reporting Act;
•	Truth in Lending Act;
•	Real Estate Settlement Procedures Act;
•	Flood Disaster Protection Act; and
•	Record Retention.

DIRECTOR COMPENSATION
For 2024, our independent directors received the following compensation:
•	Mr. Mercer, Mr. Murin and Ms. Cook were each paid a cash retainer of $70,000. The cash retainer was paid in quarterly installments in arrears and accrued at an annual rate of $70,000.
•	Mr. Mercer was paid an additional cash retainer of $10,000 for serving as the chairperson of the Audit Committee.
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Ms. Cook was paid an additional cash retainer of $5,000 for serving as the chairperson of the Compensation Committee and an additional cash retainer of $2,500 for serving as a member of the Audit Committee.

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Mr. Murin was paid an additional cash retainer of $5,000 for serving as the chairperson of the Nominating and Corporate Governance Committee, an additional cash retainer of $2,500 for serving as a member of the Audit Committee and an additional cash retainer of $10,000 for serving as our lead independent director.

•	Mr. Murin, Mr. Mercer and Ms. Cook received fees of $43,000, $43,000 and $42,000, respectively, for their service on the Special Committee.
In addition to the cash compensation described above, our independent directors also receive annual grants of common stock pursuant to our equity incentive plan. On June 14, 2024, we granted each of our independent directors 18,568 restricted shares of common stock pursuant to our 2023 Plan. These restricted shares become non-forfeitable on June 14, 2025. Mr. Lown, our President and Chief Executive Officer, did not receive any cash or equity compensation from us for his service as a director.
We reimburse our independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance at in-person board and committee meetings.
We have entered into indemnification agreements with each of our current directors and intend to enter into indemnification agreements with each of our future directors. The indemnification agreements provide these directors the maximum indemnification permitted under Maryland law. The agreements provide, among other things, for the advancement of expenses and indemnification for liabilities which such person may incur by reason of his or her status as a present or former director of our company in any action or proceeding arising out of the performance of such person’s services as a present or former director of our company.
The table below describes the compensation earned by our directors other than Mr. Lown for 2024. Mr. Lown’s compensation is described below under “Executive Compensation.”

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total Compensation
Sharon L. Cook	$119,500	$70,001	$189,501
Robert C. Mercer, Jr.	$123,000	$70,001	$193,001
Joseph Murin	$130,500	$70,001	$200,501
Dale S. Hoffman(2)	—	—	—

(1)
Represents the aggregate grant date fair value of 18,568 restricted shares of common stock awarded to each of our independent directors pursuant to our 2023 Plan on June 14, 2024. Amounts have been calculated in accordance with FASB ASC Topic 718 and disregard estimated forfeitures.

(2)	Mr. Hoffman was appointed to the Board in March 2025 and did not receive any compensation from us in 2024.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Management Agreement
We were a party to a management agreement with CHMM (the “Management Agreement”), which was terminated on November 14, 2024 without payment of a termination fee as part of the Internalization. Under the Management Agreement, CHMM, an SEC-registered investment adviser, provided for the day-to-day management of our operations. The Management Agreement required CHMM to manage our business and affairs in conformity with policies and investment guidelines approved and monitored by the Board.
Under the Management Agreement, CHMM received an annual management fee and reimbursement of certain expenses. The annual management fee was an amount equal to 1.5% per annum of stockholders’ equity, with stockholders’ equity being calculated, as of the end of any fiscal quarter, as (a) the sum of (1) the net proceeds from any issuances of our common stock or other equity securities issued by us or our operating partnership (without double counting) since our inception, plus (2) our and our operating partnership’s (without double counting) retained earnings calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that we or our operating partnership have paid to repurchase shares of our common stock or other equity securities issued by us or our operating partnership since inception. For purposes of the Management Agreement, “stockholders’ equity” excluded (1) any unrealized gains, losses or other non-cash items that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with GAAP, regardless of whether such items were included in other comprehensive income or loss, or in net income, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above in each case, after discussions between CHMM and our independent directors and approval by a majority of our independent directors. CHMM was not entitled to receive any incentive fee under the management agreement, and no such incentive fee was paid to CHMM for the fiscal year ended December 31, 2024.
CHMM provided us with our executive officers and appropriate support personnel in order for CHMM to deliver the management services called for under the management agreement. CHMM was responsible for all costs incident to the performance of its duties under the management agreement, including compensation and other related expenses of our executive officers and other personnel provided to us by CHMM. In some instances, CHMM was entitled to be reimbursed for the costs of the wages, salaries and benefits incurred by CHMM with respect to certain personnel provided to us. We reimbursed CHMM for the costs of the salary paid to Michael Hutchby, our Chief Financial Officer, Treasurer and Secretary. We did not reimburse CHMM for the costs of the wages, salaries and benefits incurred by CHMM with respect to executive officers other than Mr. Hutchby or any other personnel provided to us through CHMM. The Compensation Committee approved the amount of the reimbursement relating to the costs of the salary paid to Mr. Hutchby each quarter.
For the period from January 1, 2024 through, and including, November 14, 2024, we paid CHMM approximately $5.5 million in management fees pursuant to the Management Agreement. In addition, we reimbursed CHMM for approximately $523,000 of allocable expenses reimbursable by us under the Management Agreement, including the costs of the salary paid to Mr. Hutchby for the period from January 1, 2024 through, and including, November 14, 2024. The costs of the salary paid to Mr. Hutchby and reimbursed by us for this period are included in the “Salary” column for 2024 of the table appearing under the heading “Executive Compensation—Summary Compensation Table” in this Proxy Statement.
Subservicing Agreement
In August 2020, Freedom Mortgage acquired RoundPoint Mortgage Servicing Corporation (“RoundPoint”), one of Aurora Financial Group, Inc.’s (“Aurora”) subservicers and a seller of Fannie Mae and Freddie Mac MSRs pursuant to a flow purchase agreement with Aurora. In 2023, RoundPoint ceased being a wholly owned subsidiary of Freedom Mortgage when it was acquired by an unaffiliated entity, Matrix Financial Services Corporation. The subservicing agreement with RoundPoint had an initial term of two years and is subject to automatic renewal every two years for an additional two-year term unless either party chooses not to renew. The current renewal term expires in August 2025. The subservicing agreement may be terminated without cause by either party by giving notice as specified in the agreement. If the agreement is not renewed by Aurora or terminated by Aurora without cause, de-boarding fees will be due to the subservicer.

Under the subservicing agreement, RoundPoint agrees to service the applicable mortgage loans in accordance with applicable law. Aurora received servicing fee income from RoundPoint of $23.9 million in 2023. Aurora paid RoundPoint servicing costs of $3.8 million in 2023. The flow purchase agreement provides that RoundPoint may offer, and Aurora may purchase mortgage servicing rights from time to time on loans originated through RoundPoint’s network of loan sellers. RoundPoint’s sellers sell the loans to Fannie Mae or Freddie Mac and sell the mortgage servicing rights to RoundPoint which sells the MSR to Aurora. RoundPoint then subservices the loans for Aurora pursuant to the subservicing agreement.
In 2023, Aurora purchased MSRs with an aggregate UPB of approximately $987,000 from RoundPoint pursuant to the flow agreement for a purchase price of $5,000.
Other Transactions with Related Parties
Prior to the Internalization, Aurora leased three employees from Freedom Mortgage and reimbursed Freedom Mortgage on a monthly basis. For the period from January 1, 2024 through, and including, November 14, 2024, Aurora reimbursed Freedom Mortgage in an amount equal to approximately $320,000 for these three leased employees.
Indemnification Agreements
For information regarding indemnification agreements that we have entered into with our directors and executive officers, please see “Director Compensation.”
Related Party Transaction Policies
The Board has adopted a policy regarding the approval of any “related person transaction”, which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, where the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any related person transaction and all material facts about the transaction. Our Secretary would then assess and promptly communicate that information to the Audit Committee. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction. If we were to become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction would be referred to this committee, which would evaluate all options available, including ratification, revision or termination of such transaction. Our policy will require any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

EXECUTIVE OFFICERS
Set forth below are the names, positions and ages of our executive officers as of the date of this Proxy Statement:

Name	Position	Age
Jeffrey B. Lown II	President and Chief Executive Officer	61
Michael A. Hutchby	Chief Financial Officer, Treasurer and Secretary	47
Julian B. Evans	Chief Investment Officer	55

Biographical information with respect to Mr. Lown is set forth above under “Proposal No. 1: Election of Directors”. We have no executive officers other than the executive officers named above. Our executive officers are fully dedicated to us and our business.
Michael Hutchby was appointed as our Chief Financial Officer, Treasurer and Secretary in June 2019. Mr. Hutchby served as the Company’s Controller from October 2013 to June 2019. Prior to joining the Company in 2013, Mr. Hutchby was Vice President, Capital Markets at Freedom Mortgage specializing in mergers and acquisitions, corporate development and capital raising. From 2011 to 2012, Mr. Hutchby worked at Sterne, Agee & Leach, where he was an investment banking senior associate in the Financial Institutions Group. From 2009 to 2011, Mr. Hutchby was a Vice President, M&A and Strategic Advisory at Madison Place Partners, Inc., an asset management consultancy specializing in mortgage related risk and servicing products. Prior to that, Mr. Hutchby held various positions at Bank of America Merrill Lynch, and Sungard Energy Systems. Mr. Hutchby has a B.A. in Economics from The Johns Hopkins University and an M.B.A. from the Stern School of Business at New York University.
Julian Evans has served as our Senior Trader and Portfolio Manager since our initial public offering in October 2013. In March 2016, Mr. Evans was appointed Chief Investment Officer. Mr. Evans has over 20 years of experience in the financial services industry with more than 17 years trading mortgage backed securities. Prior to joining our company, Mr. Evans was a Director at Deutsche Asset Management where he was head of the MBS Sector Team and Senior Portfolio Manager responsible for a platform of $25 billion of mortgage-backed securities. Prior to that, Mr. Evans was a Vice President at Times Square Capital Management, Inc. (formerly known as Cigna Investment Management), where he was head trader for all mortgage-related products and assisted in the management of an $11 billion portfolio of structured products. Mr. Evans obtained a Bachelor of Arts degree in Economics from Trinity College. He also holds a Master of Business Administration degree from the University of Michigan and is a certified financial analyst.

COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Discussion and Analysis describes our compensation program, objectives and policies for our named executive officers (“NEOs”). It has been a transformative year for our business, marked by the significant milestone of internalizing our management structure. The Internalization was a major area of focus for the Board and management during 2024. Given the significant impact of the Internalization, we are now in the process of redesigning our executive compensation strategy and philosophy to align with our new status as an internally managed company. Additionally, we are actively engaged in investor outreach to support and facilitate this transformation.
In 2024, our NEOs were:
•	Mr. Lown, our President and Chief Executive Officer (our principal executive officer);
•	Mr. Hutchby, our Chief Financial Officer, Treasurer and Secretary (our principal financial and accounting officer); and
•	Mr. Evans, our Chief Investment Officer.
We have no executive officers other than our NEOs.
Executive Compensation Overview
Prior to the Internalization, we were externally managed by CHMM pursuant to the Management Agreement (see “Certain Relationships and Related Party Transactions – Management Agreement” above for more information). Our NEOs and the other personnel who provided services to us were made available through CHMM and its services agreement with Freedom Mortgage, which directly paid cash compensation and provided benefits to our personnel, including our NEOs.
As an externally managed company for most of 2024, we utilized a hybrid approach for our NEO compensation program. CHMM was obligated under the Management Agreement to pay or cause to be paid all cash compensation of our NEOs. CHMM did not have its own formal compensation program. The levels of cash compensation for our NEOs for 2024, substantially all of which was fixed annual base salary rather than variable/incentive pay, were determined based on recommendations made by Mr. Lown, as an officer of CHMM, which were acknowledged and implemented by Freedom Mortgage. Prior to the Internalization, the Compensation Committee did not determine the levels of cash compensation paid to our NEOs other than the cash compensation paid by CHMM to Mr. Hutchby, our Chief Financial Officer, Treasurer and Secretary, which we reimbursed pursuant to the terms of the Management Agreement, and the cash compensation paid by our subsidiary, Aurora, to Mr. Lown, our President and Chief Executive Officer, between August 1, 2024 and November 14. 2024 following a reduction in the annual base salary paid by Freedom Mortgage to Mr. Lown in August 2024.
Prior to the Internalization, we paid CHMM a management fee and reimbursed CHMM for certain expenses it incurred in connection with managing our company, including the cash compensation paid to Mr. Hutchby, our Chief Financial Officer, Treasurer and Secretary, for the period from January 1, 2024 to, and including, November 14, 2024. We did not reimburse CHMM for the cash compensation paid to any of our other NEOs.
Effective as of November 14, 2024, we completed an “Internalization Event” within the meaning of the Management Agreement with CHMM by, among other things, directly hiring the senior management team and other personnel who had historically been employed by Freedom Mortgage and provided services to us through CHMM. Retaining these personnel was crucial to our business continuity, as their extensive knowledge of our operations and established relationships within the company and with our counterparties ensured a seamless transition to internal management, maintained the stability and efficiency of our business processes and positioned us to effectively realize the benefits of the Internalization. Upon consummation of the Internalization, we ceased being externally managed and began operating as a fully integrated, internally managed company. In connection with the Internalization, each of our NEOs resigned from Freedom Mortgage, and Mr. Lown and Mr. Hutchby, both of whom were serving as officers of CHMM prior to the Internalization, resigned from their positions with CHMM. Each of our NEOs commenced employment with us on November 14, 2024. Each NEO is an employee at will, and his employment with us can be terminated for any reason.

As part of our transition to being an internally managed company, the Compensation Committee sought to ensure that compensation structures continued to incentivize and retain key personnel while positioning us for long-term success. To that end, the Compensation Committee decided to maintain 2024 compensation levels for our NEOs through 2025 in order to retain our NEOs during a critical transition period for our company. Pursuant to their employment arrangements with us, until December 31, 2025, Mr. Lown will receive an initial annual base salary of $1,235,000, Mr. Hutchby will receive an initial annual base salary of $600,000 and Mr. Evans will receive an initial annual base salary of $550,000. Mr. Evans was also eligible to receive a discretionary cash bonus of $275,000, which we paid to Mr. Evans in March 2025. Each of our NEOs was paid the same amount and form of compensation as was previously paid to him in connection with his prior employment arrangement with Freedom Mortgage. We believe this approach will ensure their continued commitment and support of our NEOs during this pivotal time.
In March 2025, the Board, based on the recommendation of the Compensation Committee, approved and adopted the Cherry Hill Mortgage Investment Corporation Executive Severance Plan (the “Executive Severance Plan”). The Executive Severance Plan covers regular full-time employees of the Company who hold the following positions: the Chief Executive Officer, the Chief Financial Officer, the Chief Investment Officer, the Senior Vice President of Mortgage Servicing and the General Counsel or Chief Legal Officer of the Company. The Executive Severance Plan will initially cover the following participants: Jay Lown, President and Chief Executive Officer; Michael Hutchby, Chief Financial Officer; Julian Evans, Chief Investment Officer; and Raymond Slater, Senior Vice President of Mortgage Servicing. The benefits payable to a participant depends on whether or not the participant incurs a termination of employment that constitutes a “qualifying termination.” A “qualifying termination” means either a termination of a participant’s employment by the Company without cause (excluding termination due to death or permanent disability), or a voluntary termination of a participant’s employment by the participant for good reason. In the event that a participant incurs a “qualifying termination,” subject to a participant’s compliance with his or her obligations set forth in the Severance Plan, the Company will pay in cash a “severance payment” (as defined in the Executive Severance Plan) to such participant within the 60-day period following such participant’s separation date. The Executive severance payment is defined as a lump-sum cash payment equal to the sum of (A) an amount equal to the participant’s “severance multiple” multiplied by the participant’s annual compensation (total of salary plus target bonus) and (B) if the participant is enrolled in the Company’s health and/or dental plans as of the separation date, an amount equal to 12 months of health and/or dental premium payments, as determined under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and Sections 601-609 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), based on the participant’s elections in effect on the separation date. The “severance multiple” is defined as 2.5 for the Chief Executive Officer and 1.5 for all other participants. Under the terms of the Executive Severance Plan, a participant is subject to certain customary restrictive covenants, including a one-year non-compete that would apply from such participant’s separation date. The plan became effective immediately upon its adoption.
Beginning in January 2026, our NEOs will each be eligible to participate in any equity and non-equity incentive plans approved by the Compensation Committee and receive an annual discretionary cash bonus at year-end, subject to the terms of any bonus plan approved by the Compensation Committee. The payment of equity and non-equity incentive plan compensation and discretionary cash bonus compensation in future years is not guaranteed, and each NEO must be employed by us on the date any such compensation is payable to be eligible to receive such compensation.
Following the closing of the Internalization, the Compensation Committee will oversee and approve key aspects of the executive compensation program for our NEOs, including, without limitation, their annual base salaries and discretionary cash bonuses, if any, the size and structure of any long-term equity and non-equity incentive awards and the corporate goals, individual objectives and performance measures related to earnings those equity and non-equity incentive awards. The Compensation Committee also expects to approve objectives designed to align NEO pay with our company’s performance and stockholder interests and seeks to provide competitive pay opportunities tied to performance and designed to retain talent, maximize stockholder value and mitigate material risk.

The Compensation Committee is evaluating and refining our executive compensation program to better align with our objectives as an internally managed residential mortgage REIT. To facilitate this process, the Compensation Committee has engaged Ferguson Partners Consulting (“FPC”) as its independent compensation consultant to advise on executive officer compensation for 2026. FPC reports directly to the Compensation Committee, which retains the authority to replace FPC or hire additional consultants as needed. FPC does not provide any other services to us or our affiliates and no conflict of interest exists that would impede their role as an independent consultant to the Compensation Committee.
Compensation Objectives and Philosophy
The Compensation Committee believes that the Company’s compensation program for executive officers should:
•	attract and retain highly-qualified executives;
•	motivate these executives to achieve corporate and individual performance objectives and increase stockholder value on an annual and long-term basis;
•	achieve an appropriate balance between risk and reward that does not incentivize excessive risk taking; and
•	promote teamwork and cooperation throughout the Company and within the management group.
The Compensation Committee will apply this philosophy in establishing each element of its new executive compensation program for the fiscal year ending December 31, 2026. By 2026, the Compensation Committee expects to align our executive compensation program for our NEOs with measurable performance-based metrics and benchmark executive compensation against peers and industry-specific market data.
Cash and Other Compensation
As a result of the Internalization and for the period from November 14, 2024 to December 31, 2024 and for all of 2025, each NEO is being paid the same amount and form of compensation as was previously paid to him under the prior employment arrangement with Freedom Mortgage, to ensure retention and business continuity during our transition to being an internally managed company. Our NEOs are eligible to participate in any equity and non-equity incentive plans approved by the Compensation Committee and they may receive an annual discretionary cash bonus at year-end, subject to the terms of any bonus plan approved by the Compensation Committee. The payment of equity and non-equity incentive plan compensation and discretionary cash bonuses in future years is not guaranteed, and each executive officer must be employed by the Company on the date any such compensation is paid to be eligible to receive it. In addition to discretionary cash bonuses, we paid Mr. Evans a cash bonus of $275,000 in the first quarter of 2025 pursuant to the terms of a certain offer letter dated November 14, 2024.
Equity-Based Compensation
Our NEOs are eligible to receive equity compensation from us. Equity compensation that we award to our NEOs from time to time is determined by the Compensation Committee, which consists solely of independent directors, in accordance with our equity incentive plan. When we refer to our equity incentive plan, we mean our 2013 Equity Incentive Plan (the “2013 Plan”) for periods prior to June 15, 2023 and our 2023 Plan, which replaced our 2013 Plan, for periods on and after June 15, 2023. As described in more detail in the following sections, we believe that the utilization of our equity incentive plan effectively align the interests of our NEOs with those of our stockholders.
What We Do; What We Don’t Do

What We Do

✔
For the period from the effective date of the Internalization through the end of 2025, Mr. Lown will receive an initial annual base salary of $1,235,000, Mr. Hutchby will receive an initial annual base salary of $600,000 and Mr. Evans will receive an initial annual base salary of $550,000. As part of our transition to being an internally managed company, the Compensation Committee sought to ensure that compensation structures continued to incentivize and retain key personnel while positioning us for long-term success.

✔
Beginning January 2026, our NEOs will be eligible to participate in certain equity and non-equity incentive plans approved by the Compensation Committee with input from FPC, its independent compensation consultant.

✔	Our NEOs are eligible to receive an annual discretionary cash bonus at the end of each fiscal year, subject to certain terms.

✔
We have historically provided our NEOs with equity compensation in the form of LTIP Units, a special class of limited partnership units in our operating partnership, Cherry Hill Operating Partnership, L.P.

✔	We have historically linked the amount of equity compensation awarded to our NEOs directly to our achievement of strategic and operational goals and company-specific financial metrics.

✔	We have historically used both absolute and relative company-specific financial metrics to create balance between company-specific financial performance and industry expectations.

✔	We adopted the Executive Severance Plan which applies to our NEOs.

✔	We have historically imposed minimum vesting requirements on equity awards made to our NEOs (equity awards vest ratably over 3 years), encouraging long-term alignment and retention.

✔	We have a comprehensive incentive compensation recoupment (clawback) policy for performance-based compensation.

✔	We have an independent Compensation Committee that has retained an independent compensation consultant.

✔	We provide stockholders with an opportunity to cast an advisory say-on-pay vote on an annual basis.

✔	We reached out to a target group of our largest investors to solicit and address their feedback on our corporate governance and executive compensation practices.

What We Don’t Do

✘	We do not provide any perquisites to our NEOs.

✘
We do not have any employment agreements with our NEOs and are not obligated to make any payments to them upon termination of employment other than pursuant to the Executive Severance Plan adopted in March 2025.

✘
We are not required to make payments to our NEOs upon a change of control of our company, unless such change of control falls under the provisions of the Executive Severance Plan; however, all LTIP Units that have been granted to our NEOs vest immediately upon a change of control if the recipient of such LTIP Units is still performing services for us at the time of such change of control.

✘	We do not have golden parachute excise or tax gross-up payments for our NEOs.

✘	We do not have liberal recycling of shares under our 2023 Plan.

✘	We do not permit any transactions in our securities without pre-clearance under our insider trading policy.

✘	We do not permit hedging or pledging of our securities.

2024 Say-on-Pay Vote Results
At our 2024 annual meeting of stockholders, we provided stockholders with the opportunity to cast an advisory, non-binding vote on the compensation of our NEOs for 2023, which consisted solely of equity awards in the form of LTIP Units made in January 2024 to our NEOs for 2023. Approximately 65% of the votes cast (excluding abstentions and broker non-votes) on last year’s say-on-pay proposal were voted in favor of the proposal, up from approximately 61% in the prior year.
As a result of the outcome of the say-on-pay vote at the 2024 annual meeting of stockholders, we took the following actions at the request of the Compensation Committee:
Investor Outreach Efforts
As part of our investor outreach strategy, we initiated contact with a targeted group of our largest investors. These investors were identified based on their percentage of ownership in the Company to maximize the potential for meaningful engagement.
Our investor base is predominantly composed of retail investors, who we believe represented approximately 85% of our total stockholder base as of December 31, 2024 based on publicly available SEC filings. This dispersed group presents distinct logistical challenges as compared to institutional investors. Additionally, retail investors often lack the experience and familiarity with the types of communication typically used in investor relations. Consistent and timely communication with this segment is more resource-intensive, requiring tailored strategies to effectively reach and engage with these stockholders.
We initiated stockholder engagement efforts in early 2024 and renewed those efforts following our Internalization at the end of 2024 into early 2025. We reached out to our top 12 stockholders, who together represented approximately 10% of our stockholder base as of December 31, 2024.
The purpose of our outreach effort was to solicit the views of our investors with respect to our corporate governance and executive compensation practices. We successfully engaged with two of these institutional stockholders, who together represented approximately 5% of our outstanding common stock as of December 31, 2024. While the majority of institutional investors did not respond, those who did respond informed us that our corporate governance and executive compensation practices were acceptable and that they had no concerns with respect to those practices.
In conjunction with ongoing investor outreach efforts, the Compensation Committee continues to take actions to enhance our investor communications. In particular, as discussed elsewhere in this Compensation Discussion and Analysis, the Compensation Committee has engaged FPC to advise the committee on the overall design of our executive compensation program for 2026.
These steps are designed to strengthen our relationships with existing and potential investors, solicit feedback from them and take steps to consider and implement, where appropriate, any suggestions we receive from stockholders.
Management and the Board, including the Compensation Committee, are committed to engaging with stockholders in a meaningful way to address any concerns or issues that stockholders may have with respect to our corporate governance practices and our executive compensation program. Stockholders who would like to discuss any issues relating to our executive compensation program should communicate with the chairperson of the Compensation Committee by following the procedures described in this proxy statement under the heading “Corporate Governance—Communication with the Board.”
Compensation Consultant
We hired a compensation consultant to assist the Compensation Committee with designing the 2026 compensation plans. For more information, see “Compensation Discussion and Analysis—Executive Compensation Overview” above.

Overview of Our Business; Company Performance Highlights
Overview of Our Business
We are an fully integrated, internally managed mortgage REIT that is focused on investing in, financing and managing residential mortgage assets in the United States. Our principal objective is to generate attractive current yields and risk-adjusted total returns for our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We attempt to attain this objective by selectively constructing and actively managing a portfolio of servicing related assets (mortgage servicing rights and excess mortgage servicing rights) and residential mortgage-backed securities.
We operate so as to continue to qualify to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. To qualify as a REIT, we must distribute annually to our stockholders an amount at least equal to 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. As a REIT, we are limited in our ability to grow our book value per share of common stock and our equity capital base through the reinvestment of retained earnings from our business operations. We produce earnings through income we generate on our investments in residential mortgage assets, net of the interest we pay to finance our assets and the other expenses we incur to operating our business. The nature of our business model is a key factor the Compensation Committee considers in determining the amount of equity compensation to be awarded to our NEOs.
Company Performance Highlights

2024
Net income (loss) allocable to common stockholders	$2,079
Earnings available for distribution (“EAD”) to common stockholders(1)	$12,131
Net income (loss) allocable to common stockholders per share	$0.07
EAD to common stockholders per share(1)	$0.40
Dividends declared per share of common stock	$0.60
Return (loss) on equity(2)	1.5%
GAAP book value per share of common stock (“GAAP BVPS”), period end	$3.82
Total economic return (loss) on GAAP BVPS(3)	(2.7%)
Total economic return (loss) on NAV(4)	2.6%
Price to book ratio(5)	81.8%

(1)
“Earnings available for distribution to common stockholders” is a non-GAAP measure. A reconciliation to the GAAP measure net income (loss) allocable to common stockholders is provided in our Annual Report on Form 10-K for the year ended December 31, 2024 on page 51.

(2)	Return on equity is calculated as (i) net income allocable to common stockholders per share divided by (ii) beginning GAAP book value per share of common stock.
(3)	Total economic return (loss) on GAAP BVPS for the year ended December 31, 2024 is the compounded quarterly economic return (loss) on GAAP BVPS for each quarterly period in 2024, as applicable.
Quarterly economic return (loss) on GAAP BVPS for each quarterly period in 2024 is calculated as follows (dollars in thousands except per share amounts):

	Quarter Ended 3/31/24	Quarter Ended 6/30/24	Quarter Ended 9/30/24	Quarter Ended 12/31/24
Total stockholders’ equity	$250,139	$237,753	$ 239,696	$233,622
Less: Non-controlling interests in Operating Partnership	($3,184)	($3,227)	($3,015)	($3,280)
Less: Aggregate liquidation preference of Series A and B Preferred Stock	($112,117)	($109,643)	($109,643)	($109,643)
Common CHMI stockholders’ equity	$134,838	$124,883	$ 127,038	$120,699
Common stock outstanding (period end)	30,019,969	30,080,156	31,611,073	31,625,073
GAAP BVPS	$4.49	$4.15	$4.02	$3.82
Quarterly common dividend per share	$0.15	$0.15	$0.15	$0.15
GAAP BVPS plus quarterly common dividend	$4.64	$4.30	$4.17	$3.97
Quarterly economic return (loss) on GAAP BVPS*	2.4%	(4.2%)	0.5%	(1.2%)

*	GAAP BVPS plus quarterly common dividend for the period divided by GAAP BVPS at the end of the prior period minus one.

(4)	Total economic return (loss) on NAV for the year ended December 31, 2024 is the compounded quarterly economic return (loss) on NAV for each quarterly period in 2024, as applicable.
Quarterly economic return (loss) on NAV for each quarterly period in 2024 is calculated as follows (dollars in thousands except per share amounts):

	Quarter Ended 3/31/24	Quarter Ended 6/30/24	Quarter Ended 9/30/24	Quarter Ended 12/31/24
Total stockholders’ equity	$250,139	$237,753	$239,696	$233,622
Less: Non-controlling interests in Operating Partnership	($3,184)	($3,227)	($3,015)	($3,280)
Common and preferred CHMI stockholders’ equity(a)	$246,955	$234,526	$236,681	$230,342
Common stock outstanding (period end)	30,019,969	30,080,156	31,611,073	31,625,073
Adjustment for Series A and B preferred stock(b)	24,749,796	24,419,477	26,420,108	27,274,490
Adjusted shares of common stock outstanding (period end)	54,769,765	54,499,633	58,031,181	58,899,563
NAV per adjusted share of common stock	$4.51	$4.30	$4.08	$3.91
Quarterly common dividends	$4,503	$4,512	$4,742	$4,744
Quarterly preferred dividends	$2,307	$2,555	$2,594	$2,513
Quarterly cash dividends (common and preferred)	$6,810	$7,067	$7,336	$7,257
Quarterly cash dividend per adjusted share of common stock outstanding	$0.12	$0.13	$0.13	$0.12
NAV and quarterly cash dividend per adjusted share of common stock outstanding	$4.63	$4.43	$4.21	$4.03
Quarterly economic return (loss) on NAV*	2.3%	(1.3%)	1.4%	0.3%

*	NAV and quarterly cash dividend per adjusted share of common stock outstanding divided by NAV per adjusted share of common stock at the end of the prior period minus one.
(a)
Includes aggregate liquidation preference of Series A and B preferred stock of $112,117 for the quarter ended March 31, 2024 and $109,643 for each of the quarters ended June 30, 2024, September 30, 2024 and December 31, 2024.

(b)	Aggregate liquidation preference of Series A and B preferred stock divided by GAAP BVPS as of the prior quarter end.
(5)	Calculated as the average of our quarter end common stock price divided by our quarter end GAAP book value per share of common stock for each quarterly period in 2024, as applicable.
Cash Compensation
In November 2024 we completed the Internalization of our management. Prior to November 2024, we made payments to CHMM under the Management Agreement with CHMM. We believe that CHMM used such payments in part to pay for the services it received under the services agreement with Freedom Mortgage, including the payroll and benefits received by Mr. Lown, our President and Chief Executive Officer, and the payroll and benefits received by Mr. Evans, our Chief Investment Officer. CHMM itself had no formal compensation program. Based on conversations with CHMM, prior to November 2024, the aggregate compensation of our NEOs that may reasonably be associated with their management of our company totaled approximately $2.2 million for 2024 (87.3% of which was fixed base salary and 12.7% of which was variable/incentive pay). In addition to such compensation, from August 1, 2024 to November 14, 2024, Aurora paid $138,000 in cash compensation to Mr. Lown following a reduction in the annual base salary paid by Freedom Mortgage to Mr. Lown in August 2024.
Effective November 14, 2024 we completed the Internalization. In connection with the Internalization, we employed a senior management team comprised of our current executive officers, Jeffrey B. Lown II, the Company’s President and Chief Executive Officer, Michael A. Hutchby, the Company’s Chief Financial Officer, and Julian B. Evans, the Company’s Chief Investment Officer. Each executive officer’s employment with the Company commenced on November 14, 2024.
Until December 31, 2025, Mr. Lown will receive an initial annual base salary of $1,235,000, Mr. Hutchby will receive an initial annual base salary of $600,000 and Mr. Evans will receive an initial annual base salary of $550,000. Mr. Evans received a bonus of $275,000 in the first quarter of 2025 to maintain his compensation at the same level as the prior year. Each executive officer is being paid the same amount and form of compensation as was previously paid to him in connection with his prior employment arrangement with an affiliate of the Company’s former external manager.
Base salaries are currently designed to ensure business continuity and retain key personnel during the transition to internal management. These salaries will be evaluated to take into account each executive officer’s role and responsibilities, qualifications and experience, past performance, unique skills, future potential with our Company, compensation paid for similar positions within our peer group (including other comparable companies, as applicable), and internal pay equity.
Equity Compensation
The Compensation Committee is responsible for overseeing the equity compensation component of our executive compensation program and approves and recommends all equity awards granted pursuant to our equity incentive plan, which awards are then ratified by the Board.
Equity Compensation Objectives and Philosophy
The equity compensation paid to our NEOs is designed to drive and reward corporate performance. We believe our equity compensation program reflects good governance practices and the best interests of our stockholders, while striving to meet the following core objectives:
•
Strengthen our Ability to Retain our Work Force. We are a specialized company operating in a highly competitive industry, and our continued success depends on retaining our talented executive team. Our equity compensation program is designed to attract and retain highly qualified executives whose abilities and expertise are critical to our long-term success and our competitive advantage. The LTIP Units awarded to our NEOs vest over a three-year period which is particularly important for the Compensation Committee since these individuals do not have employment contracts, and prior to the Internalization the Compensation Committee did not have control over the level of cash compensation received by these individuals.

•
Align Risk and Reward. We are committed to creating an environment that encourages increased profitability for our company without undue risk-taking. We strive to focus our NEOs’ decisions on goals that are consistent with our overall business strategy without threatening the long-term viability of our company.

•
Align NEOs’ Interests with Interests of Stockholders. We are committed to using our equity compensation program to focus our NEOs’ attention on creating value for our stockholders. We believe that the use of LTIP Units for our equity compensation program directly aligns the interests of our NEOs with those of our stockholders since the LTIP Units only receive payments if and to the extent cash dividends are paid on shares of our common stock, and encourages our NEOs to focus on creating long-term stockholder value.

•
Encourage and Reward Extraordinary Performance. To recognize and reward extraordinary performance, our Compensation Committee has the discretion to grant one-time equity awards to NEOs. We believe that these one-time awards are in the best interests of both our NEOs and our stockholders, as they motivate our NEOs to take actions that enhance the value and long-term success of the company.

Form of Equity Compensation Awarded to Our NEOs
Pursuant to our equity incentive plan, the Compensation Committee may grant equity awards to our NEOs in the form of LTIP Units, options, stock awards, stock appreciation rights, performance units, incentive awards or other equity-based awards. Although our equity incentive plan provides for the use of these types of instruments, we have historically used LTIP Units with time-based vesting exclusively as the exclusive form of equity awarded to our NEOs. However, based on the advice of the Compensation Committee’s compensation consultant, the Compensation Committee may consider utilizing additional forms of equity awards for our NEOs going forward to better align with our evolving compensation strategy tied to specific objectives.
Initially, LTIP Units do not have full parity with our operating partnership’s common units of limited partnership interest (“Common Units”) with respect to liquidating distributions. Under the terms of our operating partnership’s partnership agreement, our operating partnership revalues its assets upon the occurrence of certain specified events, and any increase in our operating partnership’s valuation from the time of grant of LTIP Units until such event is allocated first to the holders of LTIP Units to equalize the capital accounts of such holders with the capital accounts of holders of Common Units.
Upon equalization of the capital accounts of the holders of LTIP Units with the holders of Common Units, the LTIP Units achieve full parity with the Common Units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP Units may be converted into an equal number of Common Units at any time, and thereafter are entitled to all the rights of Common Units, including the right to cause our operating partnership to redeem their Common Units for cash or, at our option, shares of our common stock on a one-for-one basis. However, there are circumstances under which such parity would not be reached.
The grant of LTIP Units does not trigger a tax event for either us or our NEOs and limits the financial statement impact due to the three-year vesting feature. LTIP Units also provide an immediate reward to the recipients because LTIP Units receive distributions as and when dividends are paid on our common stock, whether or not the LTIP Units have fully vested. This form of reward also creates an incentive that is fully aligned with that of our stockholders since distributions are only made if and to the extent holders of our common stock receive cash dividends.
We believe our compensation policies are particularly appropriate since we are a fully integrated, internally managed REIT. To qualify as a REIT for federal income tax purposes, regulations require us to distribute to our stockholders each calendar year at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. As a result, we believe that our stockholders are principally interested in receiving attractive risk-adjusted dividends and stability in book value. Accordingly, we want to provide an incentive to our personnel that rewards success in achieving these goals and efforts to build the business over time. We believe that this alignment of interests provides an incentive to our personnel to implement strategies that will enhance our long-term performance and promote growth in dividends while preserving book value.
January 2024 LTIP Awards
On January 16, 2024, the Compensation Committee and the Board approved the grant of an aggregate of 41,925 LTIP Units under our 2023 Plan to our NEOs (the “January 2024 LTIP Awards”). The January 2024 LTIP Awards had an aggregate grant date fair value of $164,346 based on our closing stock price on January 16, 2024 of $3.92. The January 2024 LTIP Awards are set forth in more detail under the heading “Executive Compensation – Grants of Plan-Based Awards.” The individual grants made to each of our NEOs on January 16, 2024 are set forth below:

	Number of LTIP Units Granted	Aggregate Grant Date Fair Value of LTIP Units Granted(1)
Jeffrey B. Lown II	11,700	$45,864
Michael A. Hutchby	15,600	$61,152
Julian B. Evans	14,625	$57,330
Total/Average	41,925	$164,346

(1)	Based on our closing stock price on January 16, 2024 of $3.92.

In December 2023, the Compensation Committee exercised discretion and determined the overall size of the pool of LTIP Units to be awarded in January 2024 (the “2024 LTIP Unit Pool”) to our NEOs and other personnel who support us. The overall size of the 2024 LTIP Unit Pool was set at $436,668, or 80% of the overall size of the pool of LTIP Units awarded in January 2023 to our NEOs and other personnel who support us (the “2023 LTIP Unit Pool”). The Compensation Committee determined that an increase in the overall size of the 2024 LTIP Unit Pool was not warranted because our say-on-pay proposal at the 2023 annual meeting received less than 70% support from our stockholders. The Compensation Committee set the overall size of the 2024 LTIP Unit pool at 80% of the overall size of the 2023 LTIP Unit Pool based on our achievement of certain strategic and operational goals and certain company-specific financial performance metrics. The Compensation Committee assigned a 30% weighting to the strategic and operational goals and a 70% weighting to the company-specific financial performance metrics. The Compensation Committee then determined that the strategic and operational goals had been earned at the 100% level and the company-specific financial performance metrics had been achieved on a weighted average basis of 70%. Based on the achievement of the strategic and operational goals and the company-specific financial performance metrics, and after considering the results of the 2023 say-on-pay advisory vote, the Compensation Committee established the overall size of the January 2024 Pool at $436,668 (80% of the overall size of the January 2023 LTIP Unit Pool). After establishing the overall size of the January 2024 LTIP Unit Pool, the Compensation Committee authorized Mr. Lown to allocate the LTIP Units to the NEOs and other personnel who support us at his discretion, with the final allocation subject to approval by the Compensation Committee. The Compensation Committee approved the final allocation of the LTIP Units in January 2024.
In December 2023, the Compensation Committee determined that we had achieved the following strategic and operational goals, which had been assigned a 30% weighting, at the 100% level, and that our NEOs had a key role in achieving these goals:
•	We maintained funding diversification to ensure sufficient availability and capacity maintenance.
•
We provided comprehensive and transparent public financial disclosure and enhanced operational efficiencies by developing new tools and processes across all investment ventures with the intention of modernizing and streamlining our systems and operations.

•
We took steps to improve our capital structure through various mechanisms to enhance return potential to our common stockholders. These steps included publicly announcing our intention to repurchase shares of our outstanding preferred stock through a $50 million preferred stock repurchase program. We intend to fund these repurchases with net proceeds from the issuance and sale of our common stock pursuant to our existing at-the-market offering program. During the year ended December 31, 2023, we issued and sold 6,470,004 shares of common stock under our at-the-market offering program. The shares were sold at a weighted average price of $4.87 per share for aggregate gross proceeds of approximately $31.5 million before fees of approximately $631,000.

•
We identified and integrated a new sub-servicer to replace Roundpoint Mortgage Servicing Corporation due to its recent acquisition by Matrix Financial Services Corporation, a wholly owned subsidiary of another publicly traded REIT, to ensure consistent and independent servicing quality to our portfolio of servicing-related assets.

•
We continued building on our advances with respect corporate social responsibility initiatives in the previous year and taking further steps to improve our corporate governance profile with institutional investors.

•
We minimized any material adverse audit issues, remained compliance with GSE covenants and regulation at Aurora, adhered to our investment risk reporting framework in order to mitigate exposure to market volatility and reduced liquidity in a rising interest rate environment.

•	We took steps to fortify our information technology infrastructure to bolster information security and resilience and our ability to respond to threats from material cybersecurity incidents.
•	We leveraged innovative data analytics tools to extract valuable insights from business and market data to enhance our decision-making processes and facilitate insightful strategic resolutions.

When determining the number of LTIP Units granted to each of our NEOs, the Compensation Committee took into account the factors described above, as well as the individual’s role and responsibility in attaining the results listed above, the individual’s expected and actual job performance, the individual’s ability to influence the outcome of our company’s future performance, the value of the award in retaining and motivating key personnel and economic and market conditions generally. The Compensation Committee considered all of these factors in exercising its discretion to determine the January 2024 LTIP Awards.
The Compensation Committee’s decision on whether to approve any equity awards in future periods will depend on a number of factors, including our company’s performance, market trends and practices, expense implications, tax efficiencies or other considerations in the Compensation Committee’s sole discretion.
June 2024 Stock Award to CFO
On June 26, 2024, the Company granted a mid-year stock award of 7,712 shares of common stock to our CFO, Michael A. Hutchby, subject to the terms and conditions of a stock award agreement and the 2023 Plan (the “June 2024 Stock Award”). This grant was made in recognition of Mr. Hutchby’s significant contributions to the Company in 2024, particularly his instrumental role in collecting and providing critical information to the Special Committee during its evaluation of strategic alternatives. This was in addition to his regular responsibilities at the Company. The information provided by Mr. Hutchby was essential for the Special Committee to make informed decisions regarding the company’s strategic direction, which required extensive analysis and coordination beyond his usual duties.
The magnitude of the June 2024 Stock Award was determined at the discretion of the Compensation Committee and took into account, among other things, the substantial additional workload and the critical nature of the tasks Mr. Hutchby undertook for the Company and the Special Committee in 2024. The shares of common stock subject to the June 2024 Stock Award were vested and nonforfeitable as of the grant date. The June 2024 Stock Award had an aggregate grant date fair value of approximately $30,000 based on our closing stock price on the grant date of $3.89. This award underscores the Compensation Committee’s appreciation for Mr. Hutchby’s dedication and the value of his contributions to our strategic initiatives.
2025 LTIP Awards
In December 2024, the Compensation Committee decided not to grant any LTIP Units to our NEOs. This decision was primarily driven by the significant transition to an internally managed structure, which the Compensation Committee believes necessitates a comprehensive evaluation and redesign of our compensation policies and practices, including the design of any time-based and performance-based equity awards and the metrics required for our NEOs to earn those awards.
As a result, the Compensation Committee concluded that foregoing LTIP awards for the year was a prudent measure, reflecting both the ongoing compensation redesign process and the need to align executive compensation with the company’s performance and the performance of each of our NEOs. The Compensation Committee has not recommended, and the Company has not granted, any equity awards to our NEOs in 2025 to date. The Committee will continue to evaluate equity compensation as the year progresses, ensuring that any future awards align with the company’s performance and strategic objectives.
Role of Our President and CEO in Equity Compensation Decisions
The Compensation Committee makes all equity compensation decisions related to our NEOs. The Compensation Committee receives input from Mr. Lown, our President and Chief Executive Officer, regarding the equity compensation and performance of our NEOs other than himself, including recommendations as to the equity compensation levels that he believes are commensurate with an individual’s job performance, skills, experience, qualifications, criticality to our company, as well as with our compensation philosophy, external market data and considerations of internal equity. Mr. Lown regularly attends meetings of the Compensation Committee, except when the Compensation Committee is meeting in executive session or when his own equity compensation arrangements are being considered. The Compensation Committee communicates its views and decisions regarding equity compensation arrangements for our NEOs to Mr. Lown, who is generally responsible for implementing such arrangements.

Compensation Policies and Practices as They Relate to Risk Management
Following the Internalization and since November 2024, the Compensation Committee oversees all of our executive compensation policies and practices. In structuring our executive compensation program, the Compensation Committee is focused on enhancing the alignment of interest between our executive management and our stockholders. Our Compensation Committee will annually consider whether our compensation policies and practices for all employees, including our executive officers, create risks that are reasonably likely to have a material adverse effect on our Company. In its review, the Compensation Committee is expected to consider including features that reduce the likelihood of excessive risk-taking in our compensation program, including the following:
•	Balance of short-term and long-term incentives through annual cash bonuses and long-term incentive compensation;
•	Substantial portion of total compensation is in the form of long-term incentive awards to align long-term interests and promote retention;
•	Performance measures used for incentives are based on our business strategy and, taken together, balance risk; and
•	Other policies, such as clawback policy, that further align executive and stockholder interests.
Based on its evaluation, the Compensation Committee has determined, in its reasonable business judgment, that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on our Company.
Compensation Clawback Policy
In 2023, we adopted a clawback policy as required by the requirements of Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the requirements of the New York Stock Exchange Listed Company Manual listing standards adopted pursuant to Rule 10D-1. The clawback policy requires us to clawback erroneously awarded incentive compensation paid to current and former executive officers in the event of a restatement of our financial statements (without regard to the fault of the executive). Restatements that trigger such recoupment are restatements due to material noncompliance with any financial reporting requirement applicable to us under the federal securities laws, including restatements to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Except in very limited circumstances, in the event of such a restatement, the clawback policy requires the recoupment of incentive compensation paid to the executive officer in excess of the amount that would have been paid if the amount of such incentive compensation had been based on the restated financial statements.

COMPENSATION COMMITTEE REPORT
In accordance with and to the extent permitted by applicable law or regulation, the information contained in this Compensation Committee Report is not “soliciting material”, is not deemed to be “filed” with the SEC and is not to be incorporated by reference into any future filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted By the Compensation Committee:

Sharon L. Cook, Chairperson
Joseph Murin
Dale S. Hoffman

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information concerning the compensation of our NEOs for the past three fiscal years. As described above, our named executive officers did not receive any compensation from us prior to the Internalization and were compensated solely by CHMM.

Name	Year	Salary	Stock Awards(4)(5)	Total
Jeffrey B. Lown II President and Chief Executive Officer (Principal Executive Officer)	2024	$303,000(1)	$45,864(5)	$348,864
	2023	__	$115,746	$115,746
	2022	__	$105,000	$105,000

Michael A. Hutchby Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	2024	$605,000(2)	$91,152(5)(6)	$696,152
	2023	$580,000	$74,538	$654,538
	2022	$510,000	$67,200	$577,200

Julian B. Evans Chief Investment Officer	2024	$183,000(3)	$57,330(5)	$240,330
	2023	__	$74,538	$74,538
	2022	__	$67,200	$67,200

(1)
This amount consists of (i) $138,000 of salary paid by Aurora to Mr. Lown for the period from August 1, 2024 to November 14, 2024, which Aurora agreed to pay Mr. Lown following a $367,800 reduction by Freedom Mortgage in Mr. Lown’s annual base salary in August 2024, and (ii) $165,000 of salary paid directly by us to Mr. Lown in 2024 following the Internalization on November 14, 2024.

(2)
This amount consists of (i) $523,000 of salary paid to Mr. Hutchby and reimbursed by us to CHMM prior to the Internalization on November 14, 2024 and (2) $82,000 of salary paid directly by us to Mr. Hutchby in 2024 following the Internalization on November 14, 2024.

(3)	This is the amount of salary paid to Mr. Evans directly by us in 2024 following the Internalization on November 14, 2024.
(4)
The dollar amounts indicated in this table under the “Stock Awards” column represent the aggregate grant date fair value of equity awards made to our NEOs computed in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. For additional information regarding the valuation of equity awards made to our NEOs, see Note 6 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

(5)
Effective January 16, 2024, (i) Mr. Lown was granted 11,700 LTIP Units, (ii) Mr. Hutchby was granted 15,600 LTIP Units and (iii) Mr. Evans was granted 14,625 LTIP Units. These LTIP Units were granted pursuant to our 2023 Plan. Effective January 10, 2023, (a) Mr. Lown was granted 19,100 LTIP Units, (b) Mr. Hutchby was granted 12,300 LTIP Units and (c) Mr. Evans was granted 12,300 LTIP Units. These LTIP Units were granted pursuant to our 2013. Effective January 3, 2022, (a) Mr. Lown was granted 12,500 LTIP Units, (b) Mr. Hutchby was granted 8,000 LTIP Units and (c) Mr. Evans was granted 8,000 LTIP Units. These LTIP Units were granted pursuant to our 2013 Plan. All grants vest ratably over a three-year period beginning on the one-year anniversary of the grant date, subject to continued employment.

(6)	On June 26, 2024, Mr. Hutchby was granted 7,712 shares of common stock pursuant to our 2023 Plan. The shares of common stock granted to Mr. Hutchby were vested and nonforfeitable as of the grant date.
Grants of Plan-Based Awards
The following table summarizes each equity award granted to our NEOs pursuant to our 2023 Plan during the fiscal year ended December 31, 2024:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards(3)
Jeffrey B. Lown II	1/16/2024	11,700(1)	$45,864
Michael A. Hutchby	1/16/2024	15,600(1)	$61,152
	6/26/2024	7,712(2)	$30,000
Julian B. Evans	1/16/2024	14,625(1)	$57,330

(1)
Represents LTIP Units that were granted pursuant to our 2023 Plan and will vest in three equal annual installments beginning on the first anniversary of the grant date, so long as the named executive officer remains employed and complies with the terms and conditions of his LTIP Unit award agreement. See also “Summary Compensation Table” above.

(2)
Represents shares of common stock that were granted to Mr. Hutchby pursuant to our 2023 Plan. Of the 7,712 shares, 3,229 shares were withheld to satisfy tax withholding requirements. The shares were vested and nonforfeitable as of the grant date. See also “Summary Compensation Table” above.

(3)
The amounts in this column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. For additional information regarding the valuation of LTIP Units, see Note 6 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

Outstanding Equity Awards at December 31, 2024
The following table sets forth information concerning equity incentive plan awards for each of our NEOs outstanding at December 31, 2024.

Name	Number of Shares That Have Not Vested(1)	Market Value of Share That Have Not Vested(2)
Jeffrey B. Lown II	28,599	$75,501
Michael A. Hutchby	26,466	$69,870
Julian B. Evans	25,491	$67,296

(1)
Represents shares of common stock underlying unvested LTIP Units granted to our NEOs pursuant to our 2023 and 2013 Plans. The LTIP Units will vest ratably over the three-year period beginning on the one-year anniversary of the grant date, subject to continued employment. Vesting dates of these shares are January 3, 2025, January 10, 2025, January 16, 2025, January 10, 2026, January 16, 2026, and January 16, 2027.

(2)
Pursuant to SEC rules, for purposes of this table the market value per share of common stock underlying unvested LTIP Units is assumed to be $2.64, which was the closing market price per share of our common stock on December 31, 2024.

Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting
Jeffrey B. Lown II	10,533	$42,305
Michael A. Hutchby	9,100	$36,371
Julian B. Evans	9,033	$36,108

(1)
This number represents the vesting during 2024 of previously granted service-based LTIP Units. An individual, upon the vesting of an equity award, does not receive cash equal to the amount contained in the Value Realized on Vesting column of this table. Instead, the amounts contained in the Value Realized on Vesting column reflect the market value of our common stock on the applicable vesting date. For purposes of this table, it is assumed that one LTIP Unit represents the economic equivalent of one share of Common Stock. The LTIP Units do not realize their full economic value until certain conditions are met as described in this proxy statement under the caption “Compensation Discussion and Analysis—Equity-Based Compensation”.

Pension Benefits and Nonqualified Deferred Compensation
We do not provide any of our NEOs with pension benefits or nonqualified deferred compensation.
Potential Payments Upon Termination or Change in Control
We do not have any employment agreements with any of our NEOs and are not obligated to make any payments to them upon termination of employment. Any severance payments to our NEOs are solely governed by the Executive Severance Plan and we are not required to make payments to any named executive officer upon a change of control of our company. However, all LTIP Units granted pursuant to our 2013 Plan and 2023 Plan vest immediately upon a change of control if the recipient of such LTIP Units is still performing services for us at the time of such change of control. The value, based on the closing price of our common stock on December 31, 2024, as reported by the NYSE of the LTIP Units held by our NEOs as of December 31, 2024 that would be accelerated assuming a change in control was approximately $700,000 of which approximately $300,000, $190,000 and $210,000 would be allocated to Messrs. Lown, Hutchby and Evans, respectively.

Executive Severance Plan
In March 2025, we adopted the Executive Severance Plan for the following regular, full-time employees in key positions: Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Senior Vice President of Mortgage Servicing, and General Counsel or Chief Legal Officer. This plan provides cash payments if any such executive is either terminated without cause or resigns for good reason. The benefits payable to a participant depends on whether the termination is a “qualifying termination,” which includes termination by the Company without cause (excluding by reason of death or permanent disability) or voluntary termination by the executive for good reason. If a qualifying termination occurs and the executive complies with the plan’s obligations, the Company will pay a severance payment (as defined above) within 60 days of separation. This payment includes (1) a lump-sum cash amount based on the executive’s severance multiple and annual compensation (i.e., salary plus target bonus) and (2) 12 months of health and/or dental premium payments if the executive is enrolled in these plans at the time of separation. The severance multiple is 2.5 for the Chief Executive Officer and 1.5 for other participants. The Executive Severance Plan also includes a one-year non-compete clause effective from the separation date. The Executive Severance Plan became effective immediately upon adoption.

Pay Versus Performance
The table below is provided in accordance with Item 402(v) of Regulation S-K. This information is being provided for compliance purposes. Neither the Compensation Committee nor the executives of our Company use the information in this table when making compensation decisions. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for 2024, 2023 and 2022. Note that for our NEOs other than our principal executive officer (the “PEO”), compensation is reported as an average of each of the NEOs’ total compensation for the respective fiscal year.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3)	Total Shareholder Return(4)	Net Income (Loss)(5)
2024	$348,864	$309,979	$468,241	$418,296	$62.32	$12,210,000
2023	$115,746	$62,915	$364,538	$326,665	$67.66	($35,455,000)
2022	$105,000	$67,170	$322,200	$286,871	$84.75	$22,189,000

(1)	For each of the years included above, our PEO was Mr. Lown, our President and Chief Executive Officer.
(2)
As required by Item 402(v) of Regulation S-K, reconciliation tables illustrating the calculation of Compensation Actually Paid are presented under “Pay versus Performance Supplemental Information – Reconciliation of Summary Compensation to Compensation Actually Paid” immediately below.

(3)	Individuals comprising our Non-PEO NEOs are Mr. Hutchby, our Chief Financial Officer, Treasurer and Secretary, and Mr. Evans, our Chief Investment Officer.
(4)	Total Shareholder Return assumes $100 invested at December 31, 2022 in our common stock and the reinvestment of dividends.
(5)	Represents GAAP net income before allocation to noncontrolling interests as reported in our Annual Report on Form 10-K for the year ended December 31, 2024.
Pay versus Performance Supplemental Information – Reconciliation of Summary Compensation to Compensation Actually Paid
“Compensation actually paid” represents totals from the Summary Compensation Table above, adjusted for certain items as detailed in the following table for the years ended December 31, 2024, 2023 and 2022:

Adjustments to Summary Compensation Tables to Determine Compensation Actually Paid to Chief Executive Officer	2024	2023	2022
Reported Summary Compensation Table for Chief Executive Officer	$348,864	$115,746	$105,000
Deduction of Amounts Reported under the “Stock Awards” column in the Summary Compensation Table	($45,864)	($115,746)	($ 105,000)
Equity Award Adjustments
Year End Fair Value of Unvested Equity Awards Granted in the Covered Year	$30,888	$77,164	$72,500
Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	($23,659)	($14,666)	($6,175)
Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Covered Year	($250)	$417	$845
Compensation Actually Paid to Chief Executive Officer	$309,979	$62,915	$67,170

Adjustments to Summary Compensation Tables to Determine Average Compensation Actually Paid to Non-CEO NEOs	2024	2023	2022
Average Reported Summary Compensation Table for Non-CEO NEOs	$468,241	$364,538	$322,200
Deduction of Average Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	($74,241)	($74,538)	($67,200)
Equity Award Adjustments
Average Year End Fair Value of Unvested Equity Awards Granted in the Covered Year	$39,897	$49,692	$46,400
Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	($15,211)	($13,432)	($15,268)
Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years and Vested in the Covered Year	($390)	$405	$739
Average Compensation Actually Paid to Non-CEO NEOs	$418,296	$326,665	$286,871

Relationship Between “Compensation Actually Paid” and Performance Measures
The graph below illustrates the relationship of “compensation actually paid” to our Chief Executive Officer and “average compensation actually paid” to our Non-CEO NEOs, in either case, to total shareholder return for the years ended December 31, 2024, 2023 and 2022.

The graph below illustrates the relationship of “compensation actually paid” to our Chief Executive Officer and “average compensation actually paid” to our Non-CEO NEOs, in either case, to net income (loss) for the years ended December 31, 2024, 2023 and 2022.

CEO PAY RATIO DISCLOSURE
The SEC has issued final rules implementing the provision of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) that require U.S. publicly-traded companies to disclose the ratio of their chief executive officer’s compensation to that of their median employee. As noted above, prior to November 14, 2024, our President and Chief Executive Officer did not receive any direct cash compensation or benefits from us, and we did not reimburse CHMM for the cash compensation and benefits paid to Mr. Lown. Prior to such date we were externally managed and did not have any employees. As a result, the figures below represent the period between November 14, 2024 and December 31, 2024 and do not include any compensation or benefits paid from January 1, 2024 until November 14, 2024.We are providing the following information about the relationship between the total compensation of Mr. Lown, our President and Chief Executive Officer, and the total compensation of our median employee (other than Mr. Lown) for the relevant portion of the year ended December 31, 2024:
•	The actual total compensation of Mr. Lown between November 14, 2024 and December 31, 2024 was approximately $165,000.
•	The total compensation of our median employee between November 14, 2024 and December 31, 2024 was $44,423 (see below for an explanation of how we calculate this amount).
•	The resulting ratio of Mr. Lown’s annual total compensation to the total compensation of our median employee is 4 to 1.
We believe our ratio represents a reasonable estimate, calculated in a manner consistent with SEC regulations, based on the following methodology:
As of December 31, 2024, we had 12 employees, all of whom were located in the United States and working full-time for our Company. To identify the median employee, we calculated the total 2024 compensation for all employees, excluding the CEO, in accordance with the requirements of the Summary Compensation Table for the relevant period of the year ended December 31, 2024. We then ranked the employees in ascending order by their total compensation. The employee in the middle position of this ranking was identified as our median employee.

PROPOSAL NO. 2:
APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act and Section 951 of the Dodd-Frank Act, we are providing stockholders with an opportunity to vote, on a non-binding advisory basis, on the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules. The advisory vote on executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.”
This proposal gives our stockholders the opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. This vote is not intended to address any specific item of the compensation and is not a vote on our general compensation policies, compensation of the Board or our compensation policies as they relate to risk management. For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation by voting for the following resolution at the Annual Meeting:
“RESOLVED, that the compensation of the Company’s NEOs, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, compensation tables and any related narrative discussion disclosed in this Proxy Statement), is hereby approved.”
The say-on-pay vote is advisory only, and therefore it will not bind us or the Board. The Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.
The Board recommends a vote “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL NO. 3:
ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
As described in Proposal No. 2 above, Section 951 of the Dodd-Frank Act affords our stockholders an advisory “say-on-pay” vote to approve the compensation of our named executive officers. Pursuant to Section 14A of the Exchange Act, this proposal affords our stockholders an advisory vote on the frequency of future say-on-pay votes. We are asking your vote on whether the non-binding advisory vote on the compensation of our named executive officers should occur every three years, every two years or every year.
We last submitted a vote on the frequency of advisory votes on executive compensation in 2019, when our shareholders expressed a preference that future advisory votes on executive compensation be held on an annual basis. Consistent with that preference, our board has held an advisory vote on executive compensation annually since 2019.
After careful consideration, as well as the results of the last frequency vote, the Board believes that submitting the advisory vote on executive compensation annually is appropriate at this time. This vote is advisory only, and therefore it will not bind our Board. However, our Board will consider the voting results as appropriate when determining the frequency with which to hold future say-on-pay votes.
Our Board recommends a vote FOR a frequency of “one year” for future non-binding advisory votes on compensation of our named executive officers.

AUDIT COMMITTEE REPORT
Each of the members of the Audit Committee (Mr. Mercer (chairperson), Mr. Murin and Ms. Cook) has been determined to be “independent” within the meaning of the applicable standards of the NYSE and Rule 10A-3 of the Exchange Act. In addition, each of these members meets the financial literacy requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has determined that each of Mr. Mercer and Mr. Murin is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. No member of the Audit Committee serves on the audit committee of more than three public companies. The Board has adopted, and annually reviews, the charter of the Audit Committee, which sets forth the Audit Committee’s responsibilities and how it carries out those responsibilities.
The Audit Committee oversees our company’s financial reporting process on behalf of the Board, in accordance with the charter of the Audit Committee. Pursuant to its charter, the primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibility relating to: (i) the integrity of the company’s financial statements and financial reporting process, our systems of internal accounting and financial controls and other financial information we provide; (ii) the performance of the internal audit services function; (iii) the annual independent audit of our financial statements and internal control over financial reporting, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) our compliance with legal and regulatory requirements, including our disclosure controls and procedures; and (v) the evaluation of risk assessment and risk management policies. Our registered independent public accounting firm, EY, is responsible for expressing an opinion on (a) the conformity of our company’s audited financial statements with generally accepted accounting principles and (b) our company’s maintenance of internal control over financial reporting based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework).
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and EY the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, and discussed with management and EY the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and EY the EY report on our internal controls over financial reporting set forth in our Annual Report on Form 10-K for the year ended December 31, 2024. In addition, the Audit Committee has discussed with EY the critical accounting matter included in their report as well as the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence. In addition, the Audit Committee has evaluated and concluded the non-audit services provided by EY to our company comply with SEC independence rules.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the registered independent public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that EY is in fact “independent”.

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the foregoing Audit Committee Report is not “soliciting material,” is not deemed to be “filed” with the SEC and is not to be incorporated by reference into any future filing under the Securities Act or under the Exchange Act.

Submitted by the Audit Committee:
Robert C. Mercer, Jr., Chairperson
Joseph Murin
Sharon L. Cook

PROPOSAL NO. 4:
RATIFICATION OF APPOINTMENT OF EY
The Audit Committee selected the accounting firm of EY to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Although current laws, rules and regulations, as well as the Audit Committee charter, require our independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the appointment of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of EY for ratification by stockholders as a matter of good corporate practice. EY has served as our independent registered public accounting firm since 2012, prior to our company’s initial public offering.
A representative of EY is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
The Board recommends that you vote for the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
Fee Disclosure
The following is a summary of the fees billed to us by EY for professional services rendered for the years ended December 31, 2024 and 2023.

	Year Ended December 31,
	2024	2023
Audit Fees	$1,432,478	$1,057,200
Audit-Related Fees	—	—
Tax Fees	$247,000	$197,900
All Other Fees	—	—
Total	$1,679,478	$1,255,100

Audit Fees
“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, review of the interim consolidated financial statements, fees and expenses related to the Internalization, review of registration statements and the preparation of comfort letters and services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.
Audit-Related Fees
“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees”. There were no such fees in 2024 and 2023.
Tax Fees
“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.
All Other Fees
“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees”, “Audit-Related Fees” or “Tax Fees”. There were no such fees in 2024 and 2023.
Pre-Approval Policy
All audit-related, tax and other services provided to us are reviewed and pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by EY in 2024 and 2023 was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. All of the fees paid to EY in 2024 that are described above were approved by the Audit Committee.
The Audit Committee has considered whether, and has determined that, the provision by EY of the services described under “Audit-Related Fees”, “Tax Fees” and “All Other Fees” is compatible with maintaining EY’s independence from management and our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain ownership information with respect to shares of our common stock for those persons known to us who beneficially own more than 5% of our outstanding common stock, if any, and all of our directors, each of the NEOs and all of the directors and executive officers as a group calculated as of the dates and based on the amounts indicated below. In accordance with SEC rules, each listed person’s beneficial ownership includes:
•	all shares of common stock the investor actually owns beneficially or of record;
•	all shares of common stock over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of a fund); and
•
all shares of common stock the investor has the right to acquire within 60 days of April 7, 2025 (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

We are not aware of any persons who beneficially own more than 5% of our outstanding common stock as of the date of this Proxy Statement.

	Common Shares Beneficially Owned
Name and Address	Number	Percentage of Outstanding Common Shares(1)
Directors and Named Executive Officers(2)
Jeffrey B. Lown II(3)	124,242	*
Michael A. Hutchby(4)	49,876	*
Julian B. Evans(5)	59,159	*
Joseph Murin(6)	80,794	*
Sharon L. Cook	19,513	*
Dale S. Hoffman	—	*
Robert C. Mercer, Jr.	68,175	*
Directors and executive officers as a group (7 persons)	401,759	1.5%

*	Denotes beneficial ownership of less than 1% of our common stock.
(1)
Based on an aggregate amount of 32,658,449 shares of our common stock issued and outstanding as of April 7, 2025, plus, for any named persons who owns LTIP Units, the number of shares of our common stock that would be outstanding assuming that all LTIP Units beneficially owned by such named person become eligible to be exchanged, and are exchanged, for Common Units that are then exchanged for shares of our common stock in accordance with the terms of the partnership agreement of Cherry Hill Operating Partnership, L.P., our operating partnership.

(2)	The address for our executive officers and directors is Cherry Hill Mortgage Investment Corporation, 4000 Route 66, Suite 310, Tinton Falls, New Jersey 07753.
(3)
Includes an aggregate of 84,114 shares of our common stock underlying an equal number of vested LTIP Units granted to Mr. Lown. Excludes an aggregate of 28,599 shares of our common stock underlying unvested LTIP Units granted to Mr. Lown on January 3, 2022, January 10, 2023 and January 16, 2024. Unvested LTIP Units vest ratably over a three-year period beginning on the one-year anniversary of the applicable grant date.

(4)
Includes an aggregate of 45,393 shares of our common stock underlying an equal number of vested LTIP Units that were granted to Mr. Hutchby. Excludes an aggregate of 26,466 shares of our common stock underlying unvested LTIP Units granted to Mr. Hutchby on January 3, 2022, January 10, 2023 and January 16, 2024. Unvested LTIP Units vest ratably over a three-year period beginning on the one-year anniversary of the applicable grant date.

(5)
Includes an aggregate of 53,575 shares of our common stock underlying an equal number of vested LTIP Units granted to Mr. Evans. Excludes an aggregate of 25,491 shares of our common stock underlying unvested LTIP Units granted to Mr. Evans on January 3, 2022, January 10, 2023 and January 16, 2024. Unvested LTIP Units vest ratably over a three-year period beginning on the one-year anniversary of the applicable grant date.

(6)	Includes 2,660 shares of our common stock underlying an equal number of vested LTIP Units that were granted to Mr. Murin.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and anyone holding 10% or more of a registered class of our equity securities to file reports with the SEC showing their holdings of, and transactions in, these securities. Based solely on a review of copies of such reports we received, we believe that during 2024, all reporting persons known to us filed such reports on a timely basis.

OTHER INFORMATION
Discretionary Voting Authority
We do not anticipate that any matter other than the proposals set out in this Proxy Statement will be raised at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment.
Stockholder Proposals and Director Nominations for the 2026 Annual Meeting of Stockholders
Requirements for Proposals to be Considered for Inclusion in Proxy Materials
Stockholders interested in submitting a proposal for inclusion in our proxy materials for our 2026 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our proxy statement, stockholder proposals must be received no later than December 31, 2025, or 120 days prior to the first anniversary date of these materials and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2026 Annual Meeting of Stockholders by more than 30 days from the first anniversary of the date of this year’s annual meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2025 Annual Meeting of Stockholders. Proposals should be mailed to our Secretary c/o Cherry Hill Mortgage Investment Corporation, 4000 Route 66, Suite 310, Tinton Falls, New Jersey 07753.
Requirements for Proposals Not Intended for Inclusion in Proxy Materials; Director Nominations
Stockholders who wish to nominate persons for election to the Board at the 2025 Annual Meeting of Stockholders, who wish to present a proposal at the 2026 Annual Meeting of Stockholders, but whose stockholder proposal will not be included in our proxy materials for such meeting, or who intend to solicit proxies in support of director nominees other than the Company’s nominees in accordance with the SEC’s new universal proxy rules must deliver written notice of the nomination or proposal to our Secretary no earlier than December 1, 2025, the 150th day prior to the anniversary date of these materials, and no later than 5:00 p.m., Eastern Time, on December 31, 2025, the 120th day prior to the anniversary date of these materials (provided, however, that if the 2026 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from the first anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2026 Annual Meeting of Stockholders and no later than 5:00 p.m., Eastern Time, on the later of (i) the 120th day prior to the date of the 2026 Annual Meeting of Stockholders and (ii) the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting of Stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in our bylaws. In addition to satisfying the requirements set forth in our bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. If a stockholder’s written notice is not received between the dates specified above and does not satisfy the additional requirements set forth in our bylaws, the notice will not be considered properly submitted and will not be acted upon at the 2025 Annual Meeting of Stockholders. A stockholder’s written notice should be sent to our Secretary c/o Cherry Hill Mortgage Investment Corporation, 4000 Route 66, Suite 310, Tinton Falls, New Jersey 07753.
Requests for Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including the financial statements and the financial statement schedules, may be obtained at our website at www.chmireit.com. If you would like to receive a complimentary copy of our Annual Report on Form 10-K, please submit a written request to Cherry Hill Mortgage Investment Corporation, 4000 Route 66, Suite 310, Tinton Falls, New Jersey 07753, Attention: Investor Relations.

CHERRYHILL
MORTGAGE INVESTMENT CORPORATION

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2025 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4 and 1 YEAR on Proposal 3.

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1. Election of Directors:

01 - Joseph Murin	02 - Robert Mercer	03 - Sharon Lee Cook
04 - Dale Hoffman	05 - Jeffrey Lown II	

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	1 YR	2 YRS	3 YRS	Abstain
3. Approval, on a non-binding advisory basis, of the preferred frequency of future non-binding votes on the compensation of our named executive officers.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

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044FDC

The 2025 Annual Meeting of Stockholders of Cherry Hill Mortgage Investment Corporation will be held on June 12, 2025 at 8:00 a.m. local time, virtually via the internet at meetnow.global/MP4R55U.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Cherry Hill Mortgage Investment Corporation

Notice of 2025 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 12, 2025

Jeffrey Lown II and Michael Hutchby, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Cherry Hill Mortgage Investment Corporation to be held on June 12, 2025 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the choices made. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors, FOR items 2 and 4 and "1 Year" on Item 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.